SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Advanced Disposal Services, Inc.
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Advanced Disposal Services, Inc.
90 Fort Wade Road
Ponte Vedra, FL 32081
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF ADVANCED DISPOSAL SERVICES, INC.
Date and Time:
May 24, 2017 at 10:00 a.m., Eastern Time
Place:
Ponte Vedra Inn and Club
200 Ponte Vedra Blvd
Ponte Vedra Beach, FL 32082
Purpose:

•	To elect two directors;

•	To vote on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	To hold an advisory vote on a proposal to approve named executive officer compensation;

•	To hold an advisory vote on the frequency of the advisory vote on named executive officer compensation; and

•	To conduct other business that is properly raised at the meeting.
Only stockholders of record on March 27, 2017 may vote at the meeting.
Your vote is important. We urge you to promptly vote your shares by telephone, by the Internet or, if this Proxy Statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

MICHAEL K. SLATTERY
Corporate Secretary
April 5, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2017: This Notice of Annual Meeting and Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 are available at www.advanceddisposal.com.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
ADVANCED DISPOSAL SERVICES, INC.
90 Fort Wade Road
Ponte Vedra, FL 32081
Our Board of Directors is soliciting your proxy for the 2017 annual meeting of stockholders and at any postponement or adjournment of the meeting. We are furnishing proxy materials to our stockholders primarily via the Internet. On April 14, 2017, we will begin mailing a Notice of Internet Availability of Proxy Materials to our stockholders. The Notice contains instructions on how stockholders can access our proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the costs of the annual meeting, and conserve natural resources.

Record Date	March 27, 2017

Quorum	A majority of shares outstanding on the record date must be present in person or by proxy.

Shares Outstanding	There were 88,263,804 shares of Common Stock outstanding and entitled to vote as of March 27, 2017.

Voting by Proxy	Internet, phone, or mail.

Voting at the Meeting
Stockholders can vote in person during the meeting. Stockholders of record will be on a list held by the inspector of elections. Beneficial holders must obtain a proxy from their brokerage firm, bank, or other stockholder of record and present it to the inspector of elections with their ballot. Voting in person by a stockholder will replace any previous votes submitted by proxy.

Changing Your Vote
Stockholders of record may revoke their proxy at any time before we vote it at the meeting by submitting a later-dated proxy via the Internet, by telephone, by mail, by delivering instructions to our Corporate Secretary before the annual meeting revoking the proxy or by voting in person at the annual meeting. If you hold shares through a bank or brokerage firm, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals
Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the director nominees and one vote on each other matter. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at a meeting at which a quorum is present. A plurality means that the individuals who receive the largest numbers of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Each of the other proposals requires the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote, except with respect to proposal 4, the frequency of the advisory vote on executive compensation, the alternative receiving a majority of the votes cast — every year, every two years or every three years — will be the frequency that stockholders approve. If none of the frequency alternatives receive a majority of the votes cast, we will consider the alternative receiving the greatest number of votes cast to be the frequency that stockholders approve.

Effect of Abstentions and Broker Non-Votes
Abstentions will have no effect on the election of directors or the advisory vote on the frequency of future advisory votes on named executive officer compensation. For each of the other proposals, abstentions will have the same effect as a vote against these matters because they are considered present and entitled to vote.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For the proposal to ratify selection of the Company’s independent registered public accounting firm, the broker may vote your shares at its discretion. But for all other proposals in this Proxy Statement, including the election of directors, the broker cannot vote your shares at all. When that happens, it is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the meeting, but they are not counted for purposes of calculating the shares present and entitled to vote on particular proposals at the meeting.

Voting Instructions
If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit your proxy but do not give voting instructions, we will vote your shares as follows:

• FOR our director candidates;
• FOR the ratification of the independent registered public accounting firm;
• FOR approval of our proposal on named executive officer compensation; and
• FOR 1 Year regarding our advisory vote on the frequency of future advisory votes on named executive officer compensation.

If you give us your proxy, any other matters that may properly come before the meeting will be voted at the discretion of the proxy holders.

Attending in Person
Only stockholders, their proxy holders and our invited guests may attend the meeting. To help us plan the seating arrangements, please indicate in advance if you plan to attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, bring your bank or broker statement showing your beneficial ownership of Advanced Disposal Services, Inc. stock in order to be admitted to the meeting. If you require directions to the meeting, please contact our Corporate Secretary at 904-737-7900.

The only items that will be discussed at this year’s annual meeting will be the items set out in the Notice.

Stockholder Proposals for Inclusion in Our 2018 Proxy Materials
Eligible stockholders who wish to submit a proposal for inclusion in the Proxy Statement for our 2018 Annual Meeting should notify our Corporate Secretary at Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081. The written proposal must be received at our offices on or before December 6, 2017, and the stockholder must have been the registered or beneficial owner of (a) at least 1% of our outstanding Common Stock or (b) shares of our Common Stock with a market value of $2,000 for at least one year before submitting the proposal. The proposal must comply with the requirements set forth in the federal securities laws, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in order to be included in the Company’s Proxy Statement and proxy card for the 2018 Annual Meeting.

Other Proposals or Nominations to be Brought Before Our 2018 Annual Meeting
The Company’s By-laws establish an advance notice procedure with regard to certain matters to be brought before an annual meeting of stockholders, including stockholder proposals that are not included in the Company’s proxy materials and nominations of persons for election as directors. In accordance with our By-laws, for a proposal or nominee not included in our proxy materials to be properly brought before the 2018 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by the Company not less than 90 days nor more than 120 days in advance of the first anniversary of the 2017 Annual Meeting. As a result, any such stockholder’s notice for the 2018 Annual Meeting shall be received no earlier than January 24, 2018 and no later than February 23, 2018 and must contain certain information specified in the Company’s By-laws. The stockholder’s notice should be delivered to our Corporate Secretary at Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081. A copy of our By-laws is available on the “Corporate Governance” section of the “Investor Relations” page on our website at www.advanceddisposal.com.

Expenses of Solicitation
We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by Internet or telephone, or by Advanced Disposal officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, Broadridge Financial Solutions ("Broadridge") has been hired to help in the solicitation of proxies for the 2017 Annual Meeting for a fee of approximately $19,000 plus associated costs and expenses.

Annual Report
A copy of our Annual Report on Form 10-K for the year ended December 31, 2016, which includes our financial statements for fiscal year 2016, is made available with this Proxy Statement. The Annual Report on Form 10-K is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Householding Information
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Proxy Statement and Annual Report unless we are notified that one or more of these individuals wishes to receive separate copies. This procedure helps reduce our printing costs and postage fees.

If you wish to receive a separate copy of this Proxy Statement and the Annual Report, please contact: Corporate Secretary at Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081, telephone 904-737-7900.

If you do not wish to participate in householding in the future, and prefer to receive separate copies of the proxy materials, please contact: Broadridge Financial Solutions, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-866-540-7095. If you are currently receiving multiple copies of proxy materials and wish to receive only one copy for your household, please contact Broadridge.

DIRECTOR AND OFFICER STOCK OWNERSHIP

The Security Ownership of Management table below shows the number of shares of Common Stock each director and each named executive officer beneficially owned as of March 27, 2017, our record date for the annual meeting, as well as the number owned by all directors and executive officers as a group. These individuals, both individually and in the aggregate, beneficially own less than 2% of our outstanding shares as of the record date.
Security Ownership of Management

Name	Shares of Common Stock Owned (1)	Shares of Common Stock Covered by Exercisable Options (2)	Percent
Bret Budenbender	—	—	—
Michael Koen	—	—	—
John Miller	—	—	—
Jared Parker	—	—	—
Sergio Pedreiro	—	—	—
B. Clyde Preslar	—	—	—
Matthew Rinklin	—	—	—
Richard Burke	56,522	447,426	*
Steven Carn	353,840	62,384	*
Michael Slattery	5,294	16,879	*
John Spegal	5,294	30,127	*
William Westrate	2,623	22,133	*
All Directors and Executive Officers as a group (13 individuals)	423,573	611,035	1.2%

* Represents less than 1%.

(1)	The table reports beneficial ownership in accordance with Rule 13d-3 under the Exchange Act.

(2)	Includes the number of options currently exercisable and options that will become exercisable within 60 days of our record date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows information for persons known to us to beneficially own more than 5% of our Common Stock based on their filings with the SEC through March 27, 2017.

	Shares Beneficially Owned
Name and Address	Number	Percent (1)
Star Atlantic Waste Holdings, L.P. 277 Park Avenue, 45th Floor New York, New York 10172 (2)	41,985,997	47.6%
Canada Pension Plan Investment Board ("CPPIB") One Queen Street East, Suite 2500 Toronto, ON M5C 2W5 (3)	16,572,106	18.8%
BTG Pactual International Portfolio Fund II SPC, Segregated Portfolio BTGPH Corp Hedge ("BTG") Butterfield House, 68 Fort Street Grand Cayman Islands, Cayman Islands (4)	4,578,316	5.2%

(1)	Percentage is calculated using the number of shares of Common Stock outstanding as of March 27, 2017.

(2)
Star Atlantic GP Inc. (“Star Atlantic GP”) was the general partner, and Star Atlantic Waste Holdings, L.P. (“Star Atlantic”) was a limited partner, of Star Atlantic Waste Holdings II, L.P. (“Star Atlantic II”), which held shares in Advanced Disposal Waste Holdings Corp., our former parent company prior to our initial public offering. On October 12, 2016, our former parent company, which owned all of our outstanding common stock prior to the initial public offering, was merged with and into us, with the Company as the surviving corporation. In the merger, all of our issued and outstanding shares of common stock held by our former parent company were canceled, and pre-merger holders of the capital stock of our parent company received shares of our Common Stock. Immediately after our initial public offering, Star Atlantic II distributed to Star Atlantic 41,985,997 shares of our Common Stock that it received in the merger.  PineBridge Highstar (SPE) LLC serves as the general partner of Star Atlantic GP and has delegated management authority for Star Atlantic GP to Highstar Capital LP (“Highstar”). Highstar is a registered investment adviser. Highstar also serves as the investment manager for Star Atlantic. Star Atlantic is the direct holder of the shares of Common Stock reported in the table above.

(3)
CPPIB is overseen by a board of directors. Because the board of directors acts by consensus/majority approval, none of the directors of the board of directors has sole voting or dispositive power with respect to the shares of our Common Stock beneficially owned by CPPIB. The address of CPPIB is One Queen Street East, Suite 2500, Toronto, ON, M5C 2W5.

(4)
BTG is wholly owned by Banco BTG Pactual S.A.-Cayman Islands Branch ("Cayman Branch"). Cayman Branch is a branch of Banco BTG Pactual S.A. (the "Bank") duly incorporated in the Cayman Islands. The Bank is directly controlled by BTG Pactual Holding S.A. ("Holdings") which in turn is directly controlled by BTG Pactual G7 Holding S.A. ("G7"). As a consequence, G7 is the indirect controller of the Bank. G7 is controlled and wholly owned by Marcelo Kalim, Roberto Balls Sallouti, James Marcos de Oliveira, Guilherme da Costa Paes, Persio Arida, Renato Monteiro dos Santos and Antonio Carlos Canto Porto Filho. The principal business address of Cayman Branch is Butterfield House, 68 Fort Street, Grand Cayman Islands, Cayman Islands. The principal business address of the Bank is Praia de Botafogo, 501, 5th Floor, 22250-040, City and State of Rio de Janeiro, Brazil. The principal business address of Holdings is Av. Brigadeiro Faria Lima, 3477, 14th Floor, part, Itaim Bibi, City and State of São Paulo, 04538-133, Brazil. The principal business address of G7 is Praia de Botafogo, 501, 5th Floor, 22250-040, City and State of Rio de Janeiro, Brazil. The principal business address of Marcelo Kalim, Roberto Balls Sallouti, James Marcos de Oliveira, Guilherme da Costa Paes, Persio Arida, Renato Monteiro dos Santos and Antonio Carlos Canto Porto Filho is Av. Brigadeiro Faria Lima, 3477, 14th Floor, Itaim Bibi, City and State of São Paulo, 04538-133, Brazil.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require our executive officers and directors to file reports of their holdings and transactions in our Common Stock with the SEC and the New York Stock Exchange ("NYSE"). Based on a review of the forms and written representations from our executive officers and directors, we believe that all applicable requirements were complied with in fiscal 2016.

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)
Our business and affairs are managed under the direction of our Board of Directors (the "Board") which are led by our Chairman and Chief Executive Officer, Mr. Burke. Our Board currently has eight members with one vacant seat. We are currently in the process of identifying a new independent director to fill that seat. Mr. Budenbender serves as our lead external director who presides over executive sessions of the Board. In accordance with our certificate of incorporation, our Board of Directors are divided into three classes with staggered three year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among the three classes as follows:

•	the Class I directors are Mr. Parker and Mr. Rinklin and their terms expire at the 2017 annual meeting of stockholders;

•	the Class II directors are Mr. Budenbender, Mr. Pedreiro, and Mr. Miller and their terms will expire at the 2018 annual meeting of stockholders; and

•	the Class III directors are Mr. Burke, Mr. Koen and Mr. Preslar, and their terms will expire at the 2019 annual meeting of stockholders.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our Company.

Stockholders and interested parties wishing to communicate with the Board should address their communications to Mr.  Michael K. Slattery, Corporate Secretary, c/o Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081.

The first proposal on the agenda is the election of the two Class I directors to serve until the 2020 annual meeting of stockholders or until their respective successors have been duly elected and qualified. The Board has nominated the two director candidates named below, and recommends that you vote FOR their election. If any nominee is unable or unwilling to serve as a director, which we do not anticipate, the Board, by resolution, may reduce the number of directors that constitute the Board or may choose a substitute. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote. A plurality means that the individuals who receive the largest numbers of votes are elected as directors up to the maximum number of directors to be elected at the meeting.

Board Members

The paragraphs below provide information as of the date of this Proxy Statement about each of our eight directors including our two director nominees. This includes each directors name, age, position and a summary of their business experience. We believe that, as a general matter, our directors’ experience gives an indication of the wealth of knowledge and experience these individuals have and that we considered. We have also indicated the specific skills and areas of expertise we believe makes each of these individuals a valuable member of our Board.
Directors Standing for Re-election at the Meeting

Jared Parker - Mr. Parker is 34 years old and has served on our Board of Directors since 2012. Mr. Parker joined Oaktree Capital Management as Managing Director in 2014 from Highstar Capital where he also served as Managing Director. Mr. Parker has over 13 years of experience in private equity, operational leadership, investment banking and finance. He is also a director on the board of NGL Energy Partners, L.P. (NYSE: NGL). Previously he served on the boards of London City Airport and the Ports America Companies and as an observer to the boards of InterGen and Northern Star Generation. Mr. Parker served as president of Ports America Stevedoring, the largest business unit inside Ports America from 2010 through 2013. Prior to joining Highstar in 2005, he worked as an advisor to the Highstar Team on several transactions as an investment banker at Deutsche Bank. While at Deutsche Bank, Mr. Parker advised domestic and power generation companies and financial sponsors on mergers and acquisitions and financings. Mr. Parker holds a B.A. degree in international relations from Stanford University. Mr. Parker's qualifications to sit on our Board of Directors include his substantial experience in the area of corporate strategy and finance, including, capital markets and mergers and acquisitions.
Matthew Rinklin - Mr. Rinklin is 34 years old and has served on our Board of Directors since 2012. Mr. Rinklin has served as Senior Vice President at Oaktree Capital Management since 2017 and Vice President since 2014. He served as a Vice President at Highstar Capital from 2011 to 2014. Prior to joining Highstar Capital in 2011, Mr. Rinklin was an Associate at the UBS International Infrastructure Fund from 2010 to 2011. While at UBS, Mr. Rinklin focused on leveraged buyout investments in the power, midstream/pipeline and transportation sectors. Before that, he was an investment banking analyst in the Natural Resources Group at J.P. Morgan. Mr. Rinklin received a Bachelor's of Arts in Economics from the University of Chicago. Mr. Rinklin's qualifications to sit on our Board of Directors include his substantial experience in the area of corporate finance, including capital markets and mergers and acquisitions.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE TWO NOMINEE DIRECTORS
Directors Not Standing for Re-election at the Meeting
Richard Burke - Mr. Burke is 52 years old and serves as our Chairman of the Board and Chief Executive Officer. Mr. Burke has served as our Chief Executive Officer and a director since July 1, 2014. Prior to being named our Chief Executive Officer, effective July 1, 2014, Mr. Burke served as our President since November 2012. Prior to joining Advanced Disposal, Mr. Burke served as President and Chief Executive Officer of Veolia Environmental Services North America Corp., a waste management company, from 2009 to 2012 and as President and Chief Executive Officer of Veolia ES Solid Waste, Inc., a solid waste management company, from 2007 to 2009. Mr. Burke began his employment with Veolia, Inc. in 1999 as Area Manager for the Southeast Wisconsin area and served as Regional Vice President for the Eastern and Southern markets until he was appointed Chief Executive Officer. Prior to joining Veolia, Inc., he spent 12 years with Waste Management, Inc., a waste management company, in a variety of leadership positions. Mr. Burke holds a Bachelor's degree from Randolph Macon College. Mr. Burke's qualifications to sit on our Board of Directors include his substantial experience in the area of corporate strategy, operations and finance.
Bret Budenbender - Mr. Budenbender is 44 years old and has served on our Board of Directors since 2012. Mr. Budenbender is currently a Managing Director at Oaktree Capital Management and was previously a Partner at Highstar Capital. He has over 22 years of experience in direct investments, investment banking and finance. He currently serves on the Boards of Directors for Star Atlantic Waste Holdings L.P., Linden Cogeneration, an energy generation company, and Wildcat Midstream, an energy infrastructure and Highstar Capital portfolio company and he is an observer of the board of NGL Energy Partners, L.P. Prior to joining Highstar Capital in 2012, he was a Managing Director in the Global Power Groups at Barclays Capital and Lehman Brothers where he worked from 1998 to 2012 with lead responsibility for all aspects of mergers and acquisitions, capital raising and restructurings for integrated energy, power and infrastructure companies. In his previous roles, Mr. Budenbender was actively involved with Highstar Capital on its investments in Southern Star Central, an energy infrastructure company, and Northern Star Generation and Intergen, power generation companies. He received a Bachelor's of Science in Finance from Boston College. Mr. Budenbender's qualifications to sit on our Board of Directors include his substantial experience in the area of corporate strategy and finance, including capital markets and mergers and acquisitions.
Michael Koen - Mr. Koen is 43 years old and joined our Board of Directors on August 3, 2016 as the designated director of the Canada Pension Plan Investment Board (CPPIB). Mr. Koen is a Senior Principal in CPPIB's Relationship Investments group where he is responsible for leading significant minority equity investments in publicly listed companies as well as privately held companies. Mr. Koen has more than 18 years of experience in direct investing and banking, including working with portfolio company directors and management teams. Prior to joining CPPIB in 2009, Mr. Koen was a Vice President and director in TD Bank's merchant banking group where he focused on mezzanine debt and structured equity investments. Prior to his seven years at TD Capital, Mr. Koen worked at Scotia Capital in the institutional equities and investment banking groups. Mr. Koen holds a Master of Business Administration with high honors from the University of Chicago, Booth School of Business and a Bachelor of Arts from Queen's University, Canada. Mr. Koen's qualifications to sit on our Board of Directors include his substantial experience in the area of corporate finance and strategy, including capital markets, capital allocation and mergers and acquisitions.
John Miller - Mr. Miller is 70 years old and has served our Board of Directors since 2012. Mr. Miller is currently a Senior Advisor to Highstar Capital and has advised Highstar Capital for over eight years. Mr. Miller served as a director of Advanced Disposal Waste Holdings, Corp., our former parent company. He has over 40 years of experience in the energy, waste and waste-to-energy industries. From 2006 to 2011, Mr. Miller served on the Board and the Audit Committee of Mirant Corporation, a listed energy company. Mr. Miller currently serves as a director of the Ports America Companies. Prior to joining Highstar Capital in 2007, Mr. Miller served from 2001 to 2005 as Chief Executive Officer of former Highstar Capital portfolio company, American Ref-Fuel, a waste-to-energy company, until the company was sold to Covanta Energy. Prior to his position as Chief Executive Officer, Mr. Miller served as American Ref-Fuel's Chief Financial Officer. Before joining American Ref-Fuel, Mr. Miller held various executive finance positions with a number of energy companies involved in petroleum exploration and production, international trading and refined product retailing. Mr. Miller is a graduate of John Carroll

University and is a certified public accountant. Mr. Miller's qualifications to sit on our Board of Directors include his substantial experience in the area of corporate strategy, operations and finance, including capital markets and mergers and acquisitions.

Sergio Pedreiro - Mr. Pedreiro is 51 years old and joined our Board of Directors on January 29, 2016 as the designated director of BTG Pactual International Portfolio Fund II SPC, Segregated Portfolio BTGPH Corp Hedge ("BTG"), a stockholder and an affiliate of BTG Pactual. Since May 2015, Mr. Pedreiro has served as CEO of Estre Ambiental, a Brazilian waste management company, where he has also served as director since 2011. He has also served as a director of ALL-American Latina Logistica SA., a Brazilian logistics company mainly focused on the railway line logistics in Brazil, from 2005 to 2011. Since April 2014, Mr. Pedreiro has been an Associate Partner and a Portfolio Management Team member of BTG Pactual, an investment bank and asset and wealth manager based in Brazil. Prior to joining BTG Pactual, Mr. Pedreiro served as the Chief Financial Officer of Coty, Inc., an American beauty products manufacturer based in New York, from 2009 to 2014. Prior to joining Coty Inc., Mr. Pedreiro served as Chief Financial Officer of ALL-America Latina Logýstica S.A. from 2002 to 2008. Mr. Pedreiro received a Bachelor's Degree with honors in Aeronautical Engineering from ITA-Instituto Tecnológico de Aeronáutica, and has a Master of Business Administration degree from Stanford University Graduate School of Business. Mr. Pedreiro's qualifications to sit on our Board of Directors include his substantial experience in the area of corporate strategy, operations and finance.
B. Clyde Preslar - Mr. Preslar is 62 years old and joined our Board of Directors on October 12, 2016. Mr. Preslar previously served as a director of Alliance One International, Inc., an independent leaf tobacco merchant, from 2005 to 2013, Forward Air Corporation, a provider of time-definite surface transportation and related logistics services, from 2004 to 2008, and Standard Commercial Corporation, an enterprise engaged in the purchase, processing and sale of leaf tobacco, from 1999 to 2005. Since August 2015, Mr. Preslar has served as Executive Vice President and Chief Financial Officer for Dollar Express Stores LLC, a privately owned dollar store chain formerly part of Dollar Tree, Inc. Prior to joining Dollar Express Stores LLC, Mr. Preslar served as Senior Vice President and Chief Financial Officer for The Pantry, Inc., a convenience store chain, from 2013 to 2015. Mr. Preslar previously served as Senior Vice President and Chief Financial Officer for the short line and regional freight railroad operator, RailAmerica, Inc., from 2008 to 2013. Prior to RailAmerica, Inc., Mr. Preslar held the positions of Executive Vice President and Chief Financial Officer at Cott Corporation, a manufacturer of non-alcoholic beverage products, from 2005 to 2006, and as Vice President and Chief Financial Officer and Secretary at snack food manufacturer Lance, Inc., from 1996 to 2005. Earlier in his career, Mr. Preslar served as Director of Financial Services for Worldwide Power Tools at Black & Decker and as Director of Investor Relations at RJR Nabisco. Mr. Preslar holds a Bachelor's Degree in Business Administration and Economics from Elon College and a Master's degree in Business Administration from Wake Forest University. He is a Certified Public Accountant licensed by the North Carolina State Board of Certified Public Accountant Examiners, and has been a Certified Management Accountant since 1980. He is also a National Association of Corporate Directors Fellow. Mr. Preslar's qualifications to sit on our Board of Directors include his substantial experience in the area of corporate strategy, operations and finance.
Role in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from the three standing committees, our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee, each of which address risks specific to its respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise-level risk. In addition, the Board of Directors receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.
Independence of Board Members
The NYSE listing standards generally require the majority of the members of the Board of Directors and all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to be independent under NYSE standards. Because we were considered a "controlled company" under NYSE standards until shortly after the completion of our initial public offering ("IPO"), we currently qualify for an exemption from this requirement. We are required to have independent directors comprise a majority of our Board of Directors and all of our committees by October 10, 2017.
The Board of Directors has determined that each of the following three non-employee director candidates is independent in accordance with the NYSE listing standards:

•	Michael Koen

•	Sergio Pedreiro

•	B. Clyde Preslar

Mr. Burke is an employee of the Company and, as such, is not considered an independent director. Messrs. Budenbender, Miller, Parker and Rinklin are affiliated with Star Atlantic Waste Holding, L.P. and thus are not considered independent directors.

We define an independent director in accordance with Section 303A.02 of the Listed Company Manual of the NYSE and the Board makes an affirmative determination at least annually as to the independence of each director. The NYSE independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. Because it is not possible to anticipate or explicitly provide for all potential conflicts of interest that may affect independence, the Board is also responsible for determining affirmatively, as to each independent director, that such director has no material relationships with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making these determinations, the Board broadly considers all relevant facts and circumstances, including information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. As the concern is independence from management, the Board does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.
The Board reviewed all commercial and non-profit affiliations of each independent non-employee director and the dollar amount of all transactions between the Company and each entity with which an independent non-employee director is affiliated to determine independence. The Board concluded there are no transactions between the Company and any entity with which an independent non-employee director is affiliated that (a) are prohibited by Section 303A.02 of the Listed Company Manual of the NYSE, (b) are material individually or in the aggregate, or (c) in which any of the Company’s independent non-employee directors have or had a material direct or indirect interest. Accordingly, the Board has determined that each independent non-employee director candidate meets the independence requirements of the NYSE and that there are no relationships that would affect independence.
Meetings and Board Committees
Last year the Board held nine meetings and each committee of the Board met independently as set forth below. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served. The Board generally meets in executive session without management present for a portion of each regular meeting of the Board. Although we do not have a formal policy regarding director attendance at annual meetings, all directors are expected to attend unless there are unavoidable schedule conflicts or unforeseen circumstances.
The Board appoints committees to help carry out its duties. Committee members take on greater responsibility for key issues and the committee reviews the results of its meetings with the full Board. The Board has three separate standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary.
The Audit Committee
Mr. Preslar is the Chairman of our Audit Committee. The other members of our Audit Committee are Messrs. Koen and Miller. Messrs. Preslar and Koen satisfy the additional NYSE independence standards for audit committees set forth in Section 10A of the Exchange Act. The Company is using the exemption set forth in Section 10A-3 of the Exchange Act which allows Mr. Miller to be exempt from the independence requirements for one year from the effective date of our initial public offering. This exemption did not have a material adverse effect on the ability of the Audit Committee to act independently. Our Audit Committee held five meetings in fiscal 2016.
Our Board of Directors has determined that Mr. Preslar and Mr. Miller each is an audit committee financial expert as defined by the SEC based on a thorough review of their education and financial and public company experience. See "Board Members" section above for further details on each of their qualifications.
The Audit Committee’s duties are set forth in a written charter that was approved by the Board of Directors. A copy of the charter can be found on our website. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting, internal audit function and independent auditors. As part of its function, the Audit Committee reports the results of all of its reviews to the full Board. In fulfilling its duties, the Audit Committee, has the following responsibilities:
Documents/Reports Review

•
Review and discuss with management and the independent auditor, prior to public dissemination, our annual and quarterly financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

•	Review and discuss earnings press releases with management and the independent auditor.
Independent Auditor

•	Engage an independent auditor, determine the auditor’s compensation and replace the auditor if necessary;

•	Pre-approve all services, including non-audit services provided by the independent auditor;

•	Review at least annually the qualifications, performance and independence of the auditor and present its conclusions to the full Board; and

•	Review and evaluate the lead audit partner.
Financial Reporting Process

•
Review the integrity of the Company’s financial reporting process, including critical accounting policies and practices, and major issues regarding accounting principles and financial statement presentation, and the adequacy of the Company’s internal controls;

•	Review regulatory and accounting initiatives; and

•	Review with the independent auditor any audit problems and management’s responses to such matters.
Internal Audit

•	Oversee the Company’s internal audit function;

•	Review reports to management prepared by the internal auditors; and

•	Review with the independent auditors the responsibilities, budget and staffing of the Company’s internal audit function.
Legal Compliance

•	Review and discuss with the General Counsel any significant legal matters;

•	Review and discuss with management and the independent auditor the Company’s guidelines and policies with respect to risk management;

•	Set policies for hiring of employees or former employees of the independent auditor;

•	Establish procedures for the receipt of complaints regarding fraud, accounting, internal controls, or auditing matters, and concerns regarding questionable accounting or auditing matters;

•	Review and approve or ratify transactions between the Company and any “Related Person” that are required to be publicly disclosed; and

•	Review and approve decisions to enter into derivative transactions.
Audit Committee Report

Management is responsible for our internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility is to monitor and oversee these processes on the Board’s behalf.
The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2016 with management and the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report:

•
First, the Audit Committee discussed with Ernst & Young LLP ("Ernst & Young"), the Company’s independent registered public accounting firm for fiscal year 2016, those matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard No. 16 Communications with Audit Committees, including information regarding the scope and results of the audit. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in

Rule 3200T. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•
Second, the Audit Committee has received from Ernst & Young the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the company’s independent registered public accounting firm’s independence, and discussed with them their independence from the company and management.

•
Third, the Audit Committee met periodically with members of management, the internal auditors and Ernst & Young to review and discuss internal controls over financial reporting. Further, the Audit Committee reviewed and discussed management’s report on internal control over financial reporting as of December 31, 2016.

•
Finally, the Audit Committee reviewed and discussed, with the Company’s management and Ernst & Young, the Company’s audited consolidated balance sheet as of December 31, 2016, and consolidated statements of operations, comprehensive loss, cash flows and equity for the fiscal year ended December 31, 2016, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Committee has also discussed with the independent registered public accounting firm the overall scope and plan of their audits. The Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal control over financial reporting.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board (and the Board approved) that the Company’s financial statements be included in its annual report for its fiscal year ended December 31, 2016. The Committee has also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2017.

The Audit Committee of the Board of Directors
B. Clyde Preslar, Chairman
Michael Koen
John Miller
Compensation Committee
Mr. Budenbender is the Chairman of our Compensation Committee. The other members of the Committee are Messrs. Pedreiro and Preslar. Messrs. Pedreiro and Preslar are independent in accordance with the rules and regulations of the NYSE. The Compensation Committee met two times in fiscal 2016.
Our Compensation Committee is responsible for overseeing all of our named executive officer compensation, as well as developing the Company’s compensation philosophy. The Compensation Committee’s written charter, which was approved by the Board of Directors, can be found on our website. In fulfilling its duties, the Compensation Committee has the following responsibilities:

•	Review and establish policies governing the compensation and benefits of our named executive officers;

•	Approve the compensation of our named executive officers and set the bonus plan goals for those individuals;

•	Conduct an annual evaluation of our Chief Executive Officer to set his compensation;

•	Oversee the administration of all of our equity-based incentive plans;

•	Recommend to the full Board new company compensation and benefit plans or changes to our existing plans;

•	Review the independence of the Compensation Committee’s compensation consultant; and

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board.
In overseeing compensation matters, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to Company employees. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, included later in this Proxy Statement, with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

The Compensation Committee
of the Board of Directors
Bret Budenbender, Chairman
Sergio Pedreiro
B. Clyde Preslar

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, Messrs. Budenbender, Pedreiro and Preslar served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company during fiscal 2016; no member of the Compensation Committee is a former officer of the Company; and during fiscal 2016, none of our executive officers served as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.
The Nominating and Corporate Governance Committee
Mr. Burke is the Chairman of our Nominating and Corporate Governance Committee. The other members of the Committee include Messrs. Koen and Pedreiro. Messrs. Koen and Pedreiro of our Nominating and Corporate Governance Committee are independent in accordance with the rules and regulations of the NYSE. In fiscal 2016, the Nominating and Corporate Governance Committee met one time.
The Nominating and Corporate Governance Committee has a written charter that has been approved by the Board of Directors and can be found on our website. It is the duty of the Nominating and Corporate Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating and Corporate Governance Committee has the following responsibilities:

•	Establish criteria for the selection of new directors;

•	Identify candidates to serve on the Board of Directors;

•	Consider questions of independence of members of the Board of Directors;

•	Oversee the evaluation of the Board of Directors and its Committees;

•	Evaluate and recommend to the Board the compensation paid to our non-employee directors;

•	Recommend members of the Board of Directors to serve on Committees;

•	Periodically review the charter and composition of each Committee of the Board of Directors; and

•	Develop and recommend to the Board of Directors corporate governance principles.
Potential director candidates are identified through various methods; the Nominating and Corporate Governance Committee welcomes suggestions from directors, members of management, and stockholders. From time to time, the Nominating and Corporate Governance Committee uses outside consultants to assist it with identifying potential director candidates. In late fiscal 2016, the Nominating and Corporate Governance Committee retained an outside consultant to assist in identifying a new independent director. As of the date of this report, the Company and the outside consultant are still in the process of identifying this new independent director.
For all potential candidates, the Nominating and Corporate Governance Committee considers all factors it deems relevant, such as a candidate’s personal and professional integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, and the potential for effectiveness, in conjunction with the other directors, to serve the long-term interests of the stockholders. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the Committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees. Before being nominated by the Nominating and Corporate Governance Committee, director candidates are interviewed by the Chief Executive Officer and Chairman of the Nominating and Corporate Governance Committee. Additional interviews may include other members of the Nominating and Corporate Governance Committee, other members of the Board, representatives from senior levels of management and an outside consultant.

The Nominating and Corporate Governance Committee will consider all potential nominees on their merits without regard to the source of recommendation. The Nominating and Corporate Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee for consideration by the Nominating and Corporate Governance Committee, you should submit your candidate’s name, together with biographical information and his or her written consent to nomination to Mr. Richard Burke, Chairman of the Nominating and Corporate Governance Committee, Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081.
Related Party Transactions
The Board of Directors has adopted a written Related Party Transaction Policy for the review and approval or ratification of related party transactions. Our policy generally defines related party transactions as current or proposed transactions between the Company and any director, executive officer or beneficial owner of 10% or more of the voting securities of the Company.
Potential related party transactions must be brought to the attention of the Chief Executive Officer or Chief Financial Officer and must be approved in writing prior to entering into the transaction. Related party transactions with officers and management directors other than the Chief Executive Officer must be approved by the Chief Executive Officer. Written approval must be obtained from the Board of Directors for any related party transaction greater than $50,000 involving the Chief Executive Officer, a member of the Board of Directors who is not also an executive officer of the Company or a minority shareholder who is not a member of management. In addition, the Audit Committee Charter requires that the Audit Committee review and approve or ratify all transactions between the Company and any related person involving an amount in excess of $120,000 that would require public disclosure. We require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions since the beginning of the last fiscal year that exceed $120,000 in which we were a participant and in which those persons (or their associates or immediate family members) (collectively, related parties) had or will have a direct or indirect material interest. Management reviews responses to the questionnaires and, if any such transactions are disclosed, the Audit Committee then makes recommendations to the Board with respect to the appropriateness of such transactions. Information included in directors’ responses to the questionnaires is reviewed annually by the Board for the purpose of assessing independence under the Guidelines, applicable rules and regulations of the SEC and the NYSE Standards, and we review all responses to ensure that any such transactions adhere to the standards set forth above as well as our various codes of conduct. See "Compensation Discussion and Analysis - Related Party Transactions" below for a discussion of related party transactions requiring disclosure.
Board of Directors Governing Documents
Stockholders may obtain copies of our Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and our Code of Conduct free of charge by contacting the Corporate Secretary, c/o Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081 or by accessing the “Corporate Governance” section of the “Investor Relations” page on our website at www.advanceddisposal.com.
Non-Employee Director Compensation
Our non-employee directors nominated by Highstar Capital, CPPIB and BTG do not receive compensation for their service as directors. We have one non-employee director not nominated by Highstar Capital, CPPIB or BTG who was added to the Board of Directors on October 12, 2016 and his compensation for 2016 consisted of a pro rated portion of the cash retainers listed below and the entire restricted stock award listed below:

•	An annual cash retainer of $50,000 for service as a non-employee director;

•	An annual cash retainer of $15,000 for service as the chairman of the Audit Committee; and

•
An annual restricted stock award under the 2016 Plan (as defined below) with a grant date fair market value of $100,000, which will be eligible to vest in full on the third anniversary of the date of grant.

Share Ownership Guidelines
Our non-employee directors who are not nominated by Highstar Capital, CPPIB or BTG are required to retain the shares covered by their annual equity awards until they own shares of our common stock with a value of $250,000. If such a director's share ownership subsequently drops below $250,000 of our common stock, the director must retain shares covered by future director equity awards until his or her level of ownership again reaches $250,000 of our common stock.

EXECUTIVE OFFICERS

The following is a listing of our current executive officers, their ages and business experience:
Richard Burke - Mr. Burke is 52 years old and serves as our Chairman of the Board and our Chief Executive Officer. Mr. Burke has served as our Chief Executive Officer and a director since July 1, 2014. Prior to being named Chief Executive Officer, effective July 1, 2014, Mr. Burke served as our President since November 2012. Prior to joining Advanced Disposal, Mr. Burke served as President and Chief Executive Officer of Veolia Environmental Services North America Corp., a waste management company, from 2009 to 2012 and as President and Chief Executive Officer of Veolia ES Solid Waste, Inc., a solid waste management company, from 2007 to 2009. Mr. Burke began his employment with Veolia, Inc. in 1999 as Area Manager for the Southeast Wisconsin area and served as Regional Vice President for the Eastern and Southern markets until he was appointed Chief Executive Officer. Prior to joining Veolia, Inc., he spent 12 years with Waste Management, Inc., a waste management company, in a variety of leadership positions. Mr. Burke holds a Bachelor's degree from Randolph Macon College.
Steven Carn - Mr. Carn is 52 years old and has served as our Executive Vice President, Chief Financial Officer and Treasurer since November 2016 and as Senior Vice President, Chief Financial Officer and Treasurer since 2012. Mr. Carn joined ADS Inc., a historical business of Advanced Disposal, in April 2001 and served as Chief Accounting Officer until August 2006, when he became the Chief Financial Officer of ADS Inc. Prior to joining ADS Inc., Mr. Carn served for three years as Chief Financial Officer for Town Star Food Stores, LLC, a chain of convenience stores, from 1998 to 2001. Prior to his service with Town Star, Mr. Carn served as Senior Consultant with CFO Services, Inc., a company engaged primarily in providing temporary chief financial officer services to emerging companies in the Jacksonville, Florida area. He began his career as an auditor with Ernst & Young in 1987. Mr. Carn graduated from The Ohio State University with a Bachelor's degree in Business Administration in 1987. Mr. Carn is a certified public accountant in Ohio.
John Spegal - Mr. Spegal is 64 years old and has served as our Executive Vice President and Chief Operating Officer since November 2016 and as Senior Vice President and Chief Operating Officer since 2014. Mr. Spegal joined Advanced Disposal in 2013 as the Vice President of Business Development. Prior to joining Advanced Disposal, Mr. Spegal spent more than six years with AIR-serv Group LLC, a tire inflation and vacuum specialist company, as Regional Vice President and was responsible for their East Coast operations. Prior to that, he was at Allied Waste Industries/Browning Ferris Industries, a waste management company, for more than 25 years serving in various management roles throughout the Mid-Atlantic, Southeast and Southern regions, including Puerto Rico. Mr. Spegal holds a Bachelor's degree from the University of South Carolina.
Matthew Gunnelson - Mr. Gunnelson is 53 years old and has served as our Chief Accounting Officer and Assistant Treasurer since 2012. Prior to becoming our Chief Accounting Officer and Assistant Treasurer in 2012, Mr. Gunnelson served as Corporate Controller and Assistant Secretary of Veolia ES Solid Waste, Inc. from 2005 to 2012. Prior to joining Veolia ES Solid Waste, Inc., Mr. Gunnelson served as Division Controller for Tecumseh Products-Engine and Transmission Group, a manufacturer of refrigeration and cooling products, from 1999 through 2005. Prior to his service with Tecumseh Products-Engine and Transmission Group, Mr. Gunnelson held various finance positions with Giddings & Lewis, Inc., a machine tool manufacturer. He began his career as an auditor with Ernst & Young in 1986. Mr. Gunnelson is a certified public accountant and holds a Bachelor's of Business Administration degree in accounting and finance from the University of Wisconsin-Madison.
Michael Slattery - Mr. Slattery is 63 years old and has served as our Executive Vice President, General Counsel and Secretary since November 2016 and as Senior Vice President, General Counsel and Secretary since July 2014. Prior to joining Advanced Disposal, Mr. Slattery most recently served as Senior Vice President and General Counsel for Veolia ES Solid Waste, Inc. and Veolia Environmental Services North America Corp. from 2004 to 2012 with responsibility for the management of the law department and all legal affairs in North America. Prior to joining the Veolia group, Mr. Slattery served as Vice President & Deputy General Counsel for Fruit of the Loom, Inc., a clothing manufacturer, with responsibility for the management of legal affairs throughout North America, Canada, Europe, North Africa and Latin America. Prior to joining Fruit of the Loom, Mr. Slattery served as Vice President and General Counsel for Wheelabrator Technologies, Inc., a waste to energy firm, and as General Counsel for several major North and Latin American operating divisions for Waste Management, Inc. Mr. Slattery is a graduate of the John Marshall Law School in Chicago, where he was an assistant editor of the John Marshall Law Review and earned his Bachelor's degree in Economics from St. Joseph's College in Rensselaer, Indiana.
William Westrate - Mr. Westrate is 56 years old and has served as our Executive Vice President and Chief Administrative Officer since November 2016 and as Senior Vice President and Chief Administrative Officer since 2014. In this role, Mr. Westrate is responsible for our administrative functions, including human resources, procurement and information technology. Mr. Westrate had previously served as our Vice President of Information Technology since 2013. Prior to that post, he served as the Chief Information Officer at Veolia Environmental Services North America Corp. from 2010 to 2013 and was instrumental in leading a number of significant technology changes and service offerings. Mr. Westrate has over 17 years of executive IT leadership experience with companies including Aramark, a food and facilities management services company, ServiceMaster, a residential and commercial services company, Interdent, a dental services support company, and Van Kampen Funds, a mutual fund, and holds a Bachelor's degree in Computer Science and Business Administration from Taylor University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The Compensation Discussion and Analysis describes how we compensated our executives in the fiscal year ending December 31, 2016. The focus of the discussion is on the following individuals which are our named executive officers (“NEOs”):

Name	Title
Richard Burke	Chief Executive Officer
Steven Carn	Executive Vice President, Chief Financial Officer
John Spegal	Executive Vice President, Chief Operating Officer
Michael Slattery	Executive Vice President, General Counsel
William Westrate	Executive Vice President, Chief Administrative Officer
Executive Summary
Fiscal 2016 was a transformational year for the Company as we made important changes to our capital structure and began a new chapter in our Company’s history. These changes included a $280 million equity investment by CPPIB in August of 2016 and the completion of our IPO in October of 2016. We realized approximately $375 million of net proceeds from the IPO and used these proceeds to pay down debt and reduce our leverage to approximately 4.8x. We also refinanced our debt capital structure in November of 2016, saving $30 million in cash interest payments, annually.
We increased revenue in fiscal 2016 to $1.405 billion vs. $1.396 billion in fiscal 2015 and net loss improved $3.2 million to $30.4 million. We achieved adjusted EBITDA of $411 million, an increase of approximately 3% from the prior year. We achieved 97.2% of our adjusted EBITDA goal of $423 million and 93.3% of our adjusted EBITDA less capital expenditures goal of $253 million. Operational results underlying our financial achievement included: an increase in average pricing yield of 2.2%, achievement of meaningful improvements in worker’s compensation saving the company approximately $3 million and a 70 basis point improvement in adjusted EBITDA margin over the prior year as a result of acquiring higher margin businesses while divesting of lower margin operations.

Adjusted EBITDA is a non-U.S. GAAP financial measure. For a reconciliation of adjusted EBITDA to our reported results, see "Reconciliation of Certain Non-GAAP Measures" section below.
Chief Executive Officer Compensation
Mr. Burke’s base salary was $600,000 in 2016. As explained below under "Fiscal 2016 MIP", based on the financial performance results discussed above and his individual performance, Mr. Burke received an annual cash bonus of $609,006 or 84.6% of his target bonus of $720,000. Mr. Burke received a core annual long-term incentive grant for 2016 of $1,374,724, comprised of 50% performance stock units ("PSUs"), 25% restricted stock awards and 25% stock options. In addition to his core annual long-term incentive grant, Mr. Burke received a one-time IPO Grant of $3,000,000 in the form of 2/3 restricted stock units ("RSUs") and 1/3 stock options.
In addition to compensation granted in 2016 pursuant to his employment agreement, Mr. Burke earned 118,217 out of a maximum of 190,792 stock options based on the achievement of pre-established adjusted EBITDA and adjusted EBITDA less capital expenditures goals for fiscal 2016. The options were awarded on March 15, 2017, and had a per share exercise price of $23.30 and a per share fair market value of $5.86. The award will vest in full three years from the date of grant. This award will appear in the fiscal 2017 executive compensation tables in the 2018 Proxy Statement.

Key Changes to Compensation Program in 2016:

•	IPO Grants: In recognition of the IPO and to enhance executive stock ownership and alignment with stockholders, we made a supplemental award of stock options and RSUs to the NEOs.

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Management Incentive Plan: Increased the weighting on financial performance from 75% to 85% of the total incentive award by increasing adjusted EBITDA less capital expenditures from 25% to 35%, reducing the individual goals from 25% to 15%, and maintaining a weighting of 50% for adjusted EBITDA.

Our Pay Practices
The table below highlights some of our key compensation practices that demonstrate our commitment to strong corporate governance of executive compensation:

What We Do		What We Don’t Do
☑	Pay for performance. A significant portion of our executives’ compensation is tied to our financial performance through our management incentive plan and PSUs.	☒	No single trigger severance. We do not provide for any single trigger severance payments upon a change of control.
☑	Periodic vesting. Our equity awards vest over periods of at least three years.	☒	Prohibition against hedging. Our policy prohibits employees and directors from hedging.
		☒	Do not pay dividend equivalents on unvested units. Dividend equivalents are accrued but not paid until RSUs and PSUs become vested.

Elements of the Company's Executive Compensation Program
As described in more detail below, the material elements of our executive compensation program for our NEOs include base salary, cash bonus opportunities, a long-term equity incentive opportunity, a deferred compensation opportunity and other retirement benefits and welfare benefits. The NEOs may also receive severance payments and other benefits in connection with certain terminations of employment including a termination of employment following a change in control of Advanced Disposal. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below. These individual compensation elements are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities.

Element	Description	Rationale
Base salary	Fixed, periodic cash payment	Attract, motivate and retain high caliber talent
Cash bonus opportunity	Annual cash bonus based on adjusted EBITDA (50%), adjusted EBITDA less capital expenditures (35%) and individual goals (15%)	Compensation "at risk" and tied to achievement of business goals and individual performance
Long-term equity incentive opportunity
PSU	3-year performance plan tied to adjusted EBITDA, adjusted EBITDA less capital expenditures and revenue	Compensation "at risk" and tied to achievement of business goals and individual performance Alignment with stockholders
Restricted stock awards/RSUs	Grants of shares that vest over time	Executive retention and alignment with stockholders
Stock options	Right to purchase stock at grant date price for period of ten years that vests over time	Motivate stock price performance and alignment with stockholders
Deferred compensation opportunity and other retirement benefits	401(k) matching contributions	Attract, motivate and retain high caliber talent
Severance and other benefits potentially payable upon termination of employment or a change in control	Cash payments and accelerated stock awards	Attract, motivate and retain high caliber talent
Welfare benefits	Automobile allowance/Company plane usage/life insurance benefits	Attract, motivate and retain high caliber talent
Compensation Determination Process
The Compensation Committee uses peer group data as an input in evaluating pay levels and for assessing the competitiveness of the compensation program used for our named executive officers. The Committee uses the median as a reference point for total compensation vs. comparable positions at peer companies. The Committee also considers other factors, including performance, responsibility, experience, and tenure, when determining compensation. For fiscal 2016, the NEOs were positioned below median in terms of total compensation vs. the peer group, but the Committee intends to progress to the median, over time.
For fiscal 2016, the Compensation Committee established base salaries, target annual cash bonus opportunities and long-term incentive opportunities for each of the NEOs. Mr. Burke provided recommendations on target compensation levels for each of the NEOs other than himself and the Compensation Committee reviewed and approved his compensation recommendations. The Compensation Committee established the target compensation levels for Mr. Burke.

In establishing compensation levels for the NEOs, the Compensation Committee and Mr. Burke considered the roles and responsibilities of each executive, the executive’s performance, and the relative contribution of the executive to the Company. To support compensation decision-making, the Compensation Committee also reviewed competitive market pay levels for a peer group provided to the Company by Pearl Meyer, an independent compensation consultant, engaged to assist in setting compensation in connection with our IPO. While the Compensation Committee and management reviewed the peer group pay levels to facilitate making target pay recommendations, the Committee did not target a specific pay positioning relative to the peer group. The peer group reviewed by the Committee included the following companies:

Civeo Corporation	Headwaters Incorporated	US Ecology, Inc.
Clean Harbors, Inc.	Martin Marietta Materials, Inc.	Waste Connections, Inc.
Covanta Holding Corporation	Stericycle, Inc.	XPO Logistics, Inc.
Forward Air Corp.
Base Salaries
Base salaries are an important element of compensation because they provide the NEOs with a predictable base level of income. The Summary Compensation Table below shows the base salary paid to each NEO for fiscal 2016.
Cash Bonus Opportunities
Annual Cash Bonus Opportunity
We sponsored a management incentive plan (the "MIP") in fiscal 2016. All of our NEOs were eligible to participate in our MIP in fiscal 2016. The primary purpose of the MIP is to focus management on key measures that drive financial performance and provide competitive bonus opportunities tied to the achievement of our financial and strategic growth objectives.
Fiscal 2016 MIP
Each NEO’s target annual bonus, expressed as a percentage of base salary (between 75% and 120%), is established within each NEO's employment agreement. This percentage may be adjusted from time to time by the Compensation Committee in connection with an NEO's promotion or changes in competitive practices. In fiscal 2016, the target incentives as a percentage of salary were as follows:

Name	Base Salary	Target Bonus % of Base Salary	Target Bonus $
Richard Burke	$600,000	120%	$720,000
Steven Carn	$400,000	100%	$400,000
John Spegal	$400,000	100%	$400,000
Michael Slattery	$320,000	75%	$240,000
William Westrate	$300,000	75%	$225,000
The MIP awards are based on a combination of our overall corporate financial performance (85% of the total weighting) and individual goals (15% of the total weighting). For fiscal 2016, the Compensation Committee selected adjusted EBITDA (50% of the total weighting) and adjusted EBITDA less capital expenditures (35% of the total weighting) as the corporate financial performance measures. Adjusted EBITDA and adjusted EBITDA less capital expenditures were selected as they are key measures used by stockholders to assess the ongoing operating performance of the Company. Adjusted EBITDA provides an assessment of our profitability and our ability to generate cash to satisfy our debt obligations. Adjusted EBITDA less capital expenditures measures our effectiveness in managing the level of capital expenditures required to maintain and grow our business.
For each of the corporate financial measures, the Committee establishes a performance range around a targeted performance goal reflective of our financial plan. The threshold level of performance is set at 90% of the target goal and the maximum performance level is set at 110% of the target goal. If performance falls below the threshold level for a measure, no bonus is payable for that measure. For performance at the threshold level, the associated payout for the measure is at 40% of the target bonus assigned to the measure. For performance at or above the maximum level for either measure, the payout is 200% of the target bonus assigned to the measure.
The individual performance factors for Messrs. Burke, Carn, Spegal, Slattery and Westrate are based upon their respective contributions towards achievement of the following: (1) institutionalizing culture; (2) positioning us for maximum value creation; (3) completing acquisitions and development projects; and (4) formalizing policies and procedures related to internal controls and governance. All of the NEOs were rated at 100% achievement for individual goals in fiscal 2016, reflecting their significant achievements during fiscal 2016, including the CPPIB equity investment, the IPO and re-financing of our debt.

The Compensation Committee performs the assessment of Mr. Burke's individual goals after reviewing the written assessments of his performance against the specific goals and objectives that Mr. Burke provided to the Board of Directors. Mr. Burke performs the assessment of the other NEOs' individual goals and makes a recommendation to the Compensation Committee based upon his assessment of their achievement of the goals and objectives as set forth by him.
The table below provides a summary of the performance goals for fiscal 2016, our actual degree of attainment and the implications for actual bonus payments relative to target:

Measure	Weighting % of Total	Performance Level			2016 Actual	Calculated Payout as a % of Target	Actual Payout with Voluntary Reduction as a % of Target

		Threshold	Target	Max
Adjusted EBITDA	50%	$380.8	$423.1	$465.4	$411.1	97.2%	97.2%
Adjusted EBITDA less Capital Expenditures	35%	$227.5	$252.8	$278.1	$235.7	93.3%	60.0%
Total Performance Goals	85%	—	—	—	—	95.6%	81.9%
Reduction in Payout of Fiscal 2016 MIP
In fiscal 2016, payout of NEO performance goals was achieved at 95.6% of target. However, since attainment was below expectations, on management's recommendation to the Compensation Committee, the NEOs' payout was voluntarily reduced resulting in an 81.9% payout which aligns with the payout to other management participants in the MIP.
In fiscal 2016, the table below provides a summary of the actual payout as a percent of target by bonus element and the actual bonus for each of our NEOs:

Name	Target Bonus $	Percent of Target			Actual Bonus $
		Performance Goals (85%)	Individual Goals (15%)	Total (100%)
Richard Burke	$720,000	81.9%	100.0%	84.6%	$609,006
Steven Carn	$400,000	81.9%	100.0%	84.6%	$338,337
John Spegal	$400,000	81.9%	100.0%	84.6%	$338,337
Michael Slattery	$240,000	81.9%	100.0%	84.6%	$203,002
William Westrate	$225,000	81.9%	100.0%	84.6%	$190,314
Long-Term Equity Incentive Awards
2012 Equity Plan
In October 2012, our former Parent's Board of Directors adopted the 2012 Stock Incentive Plan (the "2012 Plan"). During fiscal 2016, the Board of Directors of the former Parent amended the 2012 Plan to allow for the grant of PSUs, restricted stock awards, RSUs and other equity awards in addition to stock options and stock purchase rights as originally provided for under the 2012 Plan. After completion of our IPO during the fourth quarter of fiscal 2016, no further awards will be issued under the 2012 Plan.
2016 Omnibus Equity Plan
Our Board of Directors adopted the Advanced Disposal Services, Inc. 2016 Omnibus Equity Plan (the "2016 Plan") on January 29, 2016. The 2016 Plan became effective upon consummation of our IPO (the "2016 Plan Effective Date"). The Plan will terminate on the tenth anniversary of the 2016 Plan Effective Date, unless sooner terminated by our Board of Directors. The 2016 Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, RSUs, performance stock awards, PSUs, cash performance units and other forms of equity-based awards, including awards based on the value of dividends paid by us.

2016 Core Long-term Equity Incentive Awards
Our fiscal 2016 equity awards were made under the 2012 Plan in the following three award types:

•	PSUs: 50% of the award value

•	Restricted stock awards: 25% of the award value

•	Stock options: 25% of the award value
The amounts of each NEO's equity awards were determined based on Pearl Meyer's recommendation, which took into account several factors, including: (1) each NEO's position and expected contribution to our future growth; (2) dilution effects on our stockholders and the need to maintain the availability of an appropriate number of shares for option awards to less-senior employees; and (3) ensuring that the NEOs were provided with appropriate and competitive total long-term equity compensation and total compensation amounts. The number of awards granted to the NEOs during fiscal 2016 and the grant date fair value of these awards as determined under FASB ASC Topic 718 are presented in the Grants of Plan-Based Awards in Fiscal 2016 table below.
PSUs
PSUs are the most heavily weighted award type in our long-term incentive program due to our commitment to pay for performance. PSUs focus the management team on achieving specific financial performance objectives identified by the Compensation Committee. For the fiscal 2016 awards, performance will be measured over each of fiscal 2016, fiscal 2017 and fiscal 2018, with up to one-third of the total PSUs eligible to be earned each year and ultimately payable at the end of the three-year period. Performance is measured based 50% on adjusted EBITDA, 30% on adjusted EBITDA less capital expenditures and 20% on revenue (excluding fuel surcharges, commodities and landfill gas sales). As described under annual cash bonus opportunities, adjusted EBITDA is used in our PSU program as it is a key measure of the profitability of our business that is tracked by stockholders and adjusted EBITDA less capital expenditures is used a measure of our ability to effectively manage capital expenditures. The Compensation Committee also uses revenue for PSUs to focus management on profitable growth in the business.
Performance will be assessed annually over each of the three years based on goals established at the beginning of each year. If performance on an individual measure is at the planned level for the year, 100% of the target PSUs for that measure will be earned. If performance on an individual measure is below the threshold level of 90% of the planned level of performance for that measure, no PSUs will be earned for that measure in that year. If performance for an individual measure is at threshold, 25% of the target PSUs for the measure will be earned. If performance on an individual measure is at or above the maximum level of 110% of the planned level of performance, 175% of the target PSUs will be earned. Between threshold and planned performance and between planned performance and maximum performance, straight-line interpolation will be used to determine awards. At the end of the three-year period, the total PSUs earned will equal the sum of the PSUs earned for each of the three individual years.
Restricted Stock Awards
We grant restricted stock awards to our executives to support retention and align the interests of our executives with those of stockholders by increasing executive stock ownership. One-third of the restricted stock awards granted in fiscal 2016 vest at each of the first three anniversaries of the date of grant. The executive will vest in any dividends on the shares at the time the shares vest.
Stock Options
We grant stock options to focus our executives on increasing our stock price over the mid-term to long-term. One-third of the stock options granted in fiscal 2016 under our core long-term incentive program vest at each of the first three anniversaries of the date of grant. The stock options are granted with an exercise price equal to the fair market value on the date of grant and are exercisable from the date of vesting to the tenth anniversary of the date of grant.
For our executives, including our NEOs, upon a change in control, as defined in the 2012 Plan, all outstanding time-based options will, subject to certain limitations, become fully exercisable and vested, and any restrictions and deferral limitations applicable to any stock purchase rights will lapse. For awards under the 2016 Plan, upon a change in control and subsequent terminations of the executives other than for "cause", all outstanding equity awards will become fully vested and all outstanding stock options will become fully exercisable. We believe that providing for acceleration upon a liquidity event such as a change of control helps to align the interests of the executives with those of the stockholders.

IPO Stock Option and RSU Grants
In fiscal 2016, the Compensation Committee approved special long-term incentive grants to our NEOs in conjunction with our IPO. Prior to the IPO, the Compensation Committee conducted an extensive analysis of long-term incentive award levels and equity ownership among the peer group of comparable companies identified by Pearl Meyer and discussed in the "Compensation Determination Process" section above. It was determined that our executives had total equity holdings below the peer group competitive levels and that increasing the level of ownership among our executive team would enhance their alignment with stockholders.
The IPO grants were issued in a mix of stock options and time-vested RSUs, with variation in the mix of the two vehicles by executive. Stock options were used to focus executives on increasing the stock price from the IPO offering price of $18.00. RSUs were intended to enhance the alignment of our executives with the interests of stockholders by increasing their stock ownership. The IPO awards to the NEOs were granted under the 2016 Plan.
In recognition of the IPO, the value provided in the grants to the NEOs is greater than our typical annual long-term incentive grants and is detailed below:

Name	Total Value	Stock Options			RSUs
		Number	Value	% of Grant Value	Number	Value	% of Grant Value
Richard Burke	$3,000,000	169,205	$1,000,000	33%	111,111	$2,000,000	67%
Steven Carn	$1,500,000	84,604	$500,000	33%	55,556	$1,000,000	67%
John Spegal	$1,800,000	152,285	$900,000	50%	50,000	$900,000	50%
Michael Slattery	$1,500,000	126,904	$750,000	50%	41,667	$750,000	50%
William Westrate	$1,500,000	126,904	$750,000	50%	41,667	$750,000	50%
The amounts of each NEO's equity awards were determined based on several factors, including: (1) each NEO's position and expected contribution to our future growth; (2) dilution effects on our stockholders and the need to maintain the availability of an appropriate number of shares for option awards to less-senior employees; and (3) ensuring that the NEOs were provided with appropriate and competitive total long-term equity compensation and total compensation amounts. The number of IPO awards granted to the NEOs during fiscal 2016 and the grant date fair value of these awards as determined under FASB ASC Topic 718 are presented in the Grants of Plan-Based Awards in Fiscal 2016 table below.
Deferred Compensation Opportunity
Our NEOs are eligible to participate in the Advanced Disposal Services, Inc. 401(k) Retirement Plan (the "401(k) plan"). We do not provide deferred compensation opportunities for our NEOs. We currently match 50% of the first 6% of eligible pay that employees contribute to the 401(k) plan.
Perquisites and Other Benefits
At our discretion, we may also provide certain executives with enhancements to our existing benefits that are not available to other employees, such as usage of a Company car (or a car allowance) and usage of the Company plane, which we believe are typical benefits for executives of comparable companies with which we compete for talent and represent a relatively small portion of their overall compensation. Furthermore, we pay for life insurance benefits in an amount equal to the NEOs' base salary plus bonus potential. The NEOs may designate a beneficiary of their choosing under the life insurance.
Severance and Other Benefits Payable Upon Termination of Employment or Change in Control
We believe that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive market for executive talent, we believe severance payments and other termination benefits are an effective way to offer executives financial security to offset the risk of foregoing an opportunity with another company. Consistent with our objective of using severance payments and benefits to attract and retain executives, we generally provide each NEO with amounts and types of severance payments and benefits that we believe will permit us to attract and/or continue to employ the individual NEO.
The severance benefits provided under the NEO employment agreements are generally more favorable than the benefits payable under our general severance policy. For example, the NEO employment agreements provide for a severance benefit payable upon a termination by us without cause or by the NEO for "good reason". Details on NEO severance arrangements can be found below under "Summary of NEO Employment Agreements."
Employment Agreements
We have entered into employment agreements with our executive officers for retention purposes which we believe to be typical for similarly situated executives. We entered into an employment agreement with Mr. Burke on November 20, 2012. On July 18, 2014, we amended the employment agreement with Mr. Burke to reflect his new responsibilities as our current CEO. On June 24, 2016, we entered into an amendment to Mr. Burke's employment agreement to adjust the performance criteria applicable to performance-based stock options that Mr. Burke was eligible to earn with respect to fiscal 2016. On November 20, 2012, we entered into an employment agreement with Mr. Carn in recognition of his contributions to the continued growth and excellent performance of the Company under which he serves as our Chief Financial Officer. Mr. Carn's employment agreement contains certain price protections in connection with a sale of Mr. Carn's shares upon a change in control. On May 1, 2014, we entered into an employment agreement with Mr. Spegal under which he serves as our Chief Operating Officer. We entered into an employment agreement with Mr. Slattery on May 29, 2015 under which he serves as our Executive Vice President, General Counsel and Secretary, and with Mr. Westrate on May 1, 2014 under which he serves as our Chief Administrative Officer. Each of these employment agreements provides for an initial three-year term commencing on the respective agreement's effective date, and for automatic one-year renewals thereafter unless either party provides 60 days' written notice of intent to terminate. The material terms of the employment agreements are described in "Summary of NEO Employment Agreements" found below.
Section 162(m) of the Code
Section 162(m) of the Internal Revenue Code ("Section 162(m)") generally disallows a tax deduction for compensation over $1,000,000 paid for any year to a corporation's principal executive officer or an individual acting in such a capacity and the three most highly compensated executive officers (not including the principal executive officer or the principal financial officer). Section 162(m) applies to corporations with any class of common equity securities required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Because we are a newly public company, however, the deductibility limitation of Section 162(m) generally will not apply to compensation that we pay pursuant to plans or arrangements that existed at the time of our IPO and that is paid by the end of a reliance period which, subject to certain conditions, may continue until our 2020 annual meeting.

Summary Compensation Table
The following table provides summary information concerning the compensation of our CEO and each of our other NEOs for the 2014 - 2016 fiscal years. Messrs. Slattery and Westrate were not NEOs during fiscal 2014 therefore their compensation information is not presented for fiscal 2014.

	Year	Salary	Stock Options (1)	Other Equity Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4) (5)	Total
Richard Burke	2016	$600,000	$1,324,930	$3,049,794	$609,006	$42,244	$5,625,974
Chief Executive Officer	2015	$557,000	—	—	$548,924	$42,306	$1,148,230
	2014	$520,698	—	—	$530,880	$490,344	$1,541,922
Steven Carn	2016	$400,000	$598,407	$1,317,922	$338,337	$21,666	$2,676,332
Executive Vice President, Chief Financial Officer	2015	$392,923	—	—	$391,155	$30,834	$814,912
	2014	$381,750	—	—	$370,756	$20,204	$772,710
John Spegal	2016	$400,000	$1,010,709	$1,257,669	$338,337	$22,140	$3,028,855
Executive Vice President, Chief Operating Officer	2015	$378,133	$55,405	—	$365,088	$21,508	$820,134
	2014	$297,038	$175,423	—	$349,632	$190,694	$1,012,787
Michael Slattery	2016	$320,000	$835,872	$1,027,448	$203,002	$19,636	$2,405,958
Executive Vice President, General Counsel	2015	$306,000	$288,320	—	$182,774	$98,784	$875,878
William Westrate	2016	$300,000	$815,214	$960,678	$190,314	$20,940	$2,287,146
Executive Vice President, Chief Administrative Officer	2015	$280,000	$183,729	—	$165,089	$20,886	$649,704

(1)
Represents stock options granted under the 2012 Plan and 2016 Plan. Amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported in fiscal 2016, see the discussion contained in Note 14 to our audited consolidated financial statements for the period ended December 31, 2016 included in our Form 10-K.

(2)
Represents restricted stock and PSUs granted under the 2012 Plan and RSUs granted under the 2016 Plan. Amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported in fiscal 2016, see the discussion contained in Note 14 to our audited consolidated financial statements for the period ended December 31, 2016 included in our Form 10-K.

(3)
Figures represent awards paid under our MIP in respect of the year earned. See "Compensation Discussion and Analysis—Elements of the Company's Executive Compensation Program—Cash Bonus Opportunities—Fiscal 2016 MIP" above for a description of our MIP.

(4)
Effective July 1, 2014, Mr. Burke was named CEO of the Company. In connection with his appointment as CEO, Mr. Burke's share purchase loan (as described below under "Certain Relationships and Related Party Transactions") and accrued interest thereon with Parent was forgiven ($253,585). Gross up taxes on the loan forgiveness, personal usage of the plane and automobile were also paid by the Company ($207,296). Effective May 1, 2014, Mr. Spegal was named Chief Operating Officer and subsequently relocated to Jacksonville, FL. We agreed to reimburse Mr. Spegal for the difference between the negotiated selling price less federal tax basis in his home, pay all closing costs on both the sale of his residence in Charlotte, NC and the purchase of his home in Jacksonville, FL, pay for all relocation costs incurred in connection with his move to Jacksonville, FL and the cost of temporary housing in Jacksonville, FL ($120,137) and include applicable federal tax gross up payments ($54,863). Effective May 29, 2015, Mr. Slattery was named our Senior Vice President, General Counsel and subsequently relocated to Jacksonville, FL. We agreed to reimburse Mr. Slattery for his moving expenses associated with his relocation to Florida from Chicago, Illinois which included federal tax gross up payments ($31,753). These amounts are reflected in the "All Other Compensation" column for 2014 for Messrs. Burke and Spegal and 2015 for Mr. Slattery.

(5)
The supplemental table below sets forth the details of amounts reported as "All Other Compensation" for fiscal 2016. For fiscal 2016, the All Other Compensation column includes amounts related to executive perquisites provided by us, which includes company car, plane usage, 401(k) contributions and life insurance premiums as detailed in the chart below.

	Year	Auto (1)	Plane (2)	401(k) Matching Contributions	Tax Gross Ups	Other (3)	Total All Other Compensation
Richard Burke	2016	$9,938	$7,000	$9,000	$12,240	$4,066	$42,244
Steven Carn	2016	$10,800	—	$9,000	—	$1,866	$21,666
John Spegal	2016	$12,000	—	$9,000	—	$1,140	$22,140
Michael Slattery	2016	$10,800	—	$7,696	—	$1,140	$19,636
William Westrate	2016	$10,800	—	$9,000	—	$1,140	$20,940
______________________________

(1)	Each NEO is entitled to the usage of an automobile of their choosing through either an auto allowance or company car.

(2)
Personal use of corporate aircraft is valued based on the aggregate incremental cost to us on a fiscal-year basis. The incremental cost to us of personal use of corporate aircraft is calculated based on our variable operating cost, which includes the cost of fuel, aircraft maintenance, crew travel, on-board catering, landing fees, ramp fees and other smaller variable costs. Because our corporate aircraft is used primarily for business travel, fixed costs that do not change based on usage, such as pilots' salaries and purchase and lease costs, are excluded from this calculation.

(3)	Other amounts, excluding those detailed above for the respective individuals, generally include payments on life and long-term disability insurance.
Grants of Plan-Based Awards in Fiscal 2016
The following tables provide supplemental information relating to grants of plan-based awards made during fiscal 2016 to help explain information provided above in our Summary Compensation Table. These tables present information regarding all grants of plan-based awards occurring during fiscal 2016.

										Estimated Payouts Under Equity Incentive Plan Awards
				Estimated Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Equity Awards: Number of Securities Underlying Awards (#) (1)	Exercise Price of Stock Options ($/Sh)	Grant Date Fair Value of Awards (2)

	Type of Award	Date of Board Action for IPO Awards	Grant Date
Name				Threshold	Target	Maximum	Threshold	Target	Maximum
Richard Burke	Cash Bonus	—	—	$244,800	$720,000	$1,440,000	—	—	—	—	—	—
	Restricted Stock Awards	—	6/24/2016	—	—	—	—	—	—	14,404	—	$349,923
	PSUs	—	6/24/2016	—	—	—	7,206	28,825	50,445	—	—	$699,871
	Stock Options	—	6/24/2016	—	—	—	—	—	—	45,980	$24.28	$324,930
	IPO Stock Options	9/23/2016	10/5/2016	—	—	—	—	—	—	169,205	$18.00	$1,000,000
	IPO RSUs	9/23/2016	10/5/2016	—	—	—	—	—	—	111,111	—	$2,000,000
Steven Carn	Cash Bonus	—	—	$136,000	$400,000	$800,000	—	—	—	—	—	—
	Restricted Stock Awards	—	6/24/2016	—	—	—	—	—	—	4,388	—	$105,958
	PSUs	—	6/24/2016	—	—	—	2,182	8,730	15,277	—	—	$211,964
	Stock Options	—	6/24/2016	—	—	—	—	—	—	13,927	$24.28	$98,407
	IPO Stock Options	9/23/2016	10/5/2016	—	—	—	—	—	—	84,604	$18.00	$500,000
	IPO RSUs	9/23/2016	10/5/2016	—	—	—	—	—	—	55,556	—	$1,000,000
John Spegal	Cash Bonus	—	—	$136,000	$400,000	$800,000	—	—	—	—	—	—
	Restricted Stock Awards	—	6/24/2016	—	—	—	—	—	—	4,912	—	$119,215
	PSUs	—	6/24/2016	—	—	—	2,455	9,821	17,187	—	—	$238,454
	Stock Options	—	6/24/2016	—	—	—	—	—	—	15,644	$24.28	$110,709
	IPO Stock Options	9/23/2016	10/5/2016	—	—	—	—	—	—	152,285	$18.00	$900,000
	IPO RSUs	9/23/2016	10/5/2016	—	—	—	—	—	—	50,000	—	$900,000
Michael Slattery	Cash Bonus	—	—	$81,600	$240,000	$480,000	—	—	—	—	—	—
	Restricted Stock Awards	—	6/24/2016	—	—	—	—	—	—	3,815	—	$92,483
	PSUs	—	6/24/2016	—	—	—	1,904	7,618	13,332	—	—	$184,965
	Stock Options	—	6/24/2016	—	—	—	—	—	—	12,163	$24.28	$85,872
	IPO Stock Options	9/23/2016	10/5/2016	—	—	—	—	—	—	126,904	$18.00	$750,000
	IPO RSUs	9/23/2016	10/5/2016	—	—	—	—	—	—	41,667	—	$750,000
William Westrate	Cash Bonus	—	—	$76,500	$225,000	$450,000	—	—	—	—	—	—
	Restricted Stock Awards	—	6/24/2016	—	—	—	—	—	—	2,909	—	$70,218
	PSUs	—	6/24/2016	—	—	—	1,446	5,785	10,125	—	—	$140,460
	Stock Options	—	6/24/2016	—	—	—	—	—	—	9,205	$24.28	$65,214
	IPO Stock Options	9/23/2016	10/5/2016	—	—	—	—	—	—	126,904	$18.00	$750,000
	IPO RSUs	9/23/2016	10/5/2016	—	—	—	—	—	—	41,667	—	$750,000

(1)
Represents stock options and restricted stock granted under the 2012 Plan and stock options and RSUs granted under the 2016 Plan. For a discussion of the assumptions and methodologies used to calculate the amounts reported in fiscal 2016, see the discussion contained in Note 14 to our audited consolidated financial statements for the period ended December 31, 2016 included in our Form 10-K.

(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

Summary of NEO Employment Agreements
This section describes employment agreements in effect for our NEOs during fiscal 2016.
Employment Agreement of Richard Burke
We entered into an employment agreement with Mr. Burke (the "Burke Agreement"), effective as of November 20, 2012, for a three-year initial term which will be automatically extended for successive one-year periods thereafter unless one of the parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term. The agreement was subsequently modified in connection with Mr. Burke's appointment as CEO effective July 1, 2014. On June 24, 2016, we entered into an amendment to Mr. Burke's employment agreement to adjust the performance criteria applicable to performance-based stock options that Mr. Burke was eligible to earn with respect to fiscal 2016. Previously, the only applicable performance criterion was EBITDA; the amendment provides that the number of performance-based stock options earned will be based on EBITDA (50%) and adjusted EBITDA less capital expenditures (50%). The amendment also clarifies that the full potential grant of performance-based stock options (covering up to 190,792 shares) was still available to be earned by Mr. Burke. The financial terms of the Burke Agreement, as modified for salary, include (1) an annual base salary of $600,000, subject to increases not less than 100% of the CPI, (2) participation in our MIP, with a target annual cash bonus amount up to 120% of his annual base salary, (3) a one-time purchase of 56,522 shares of common stock for $1,000,000 via a cash payment of $750,000 and a note receivable of $250,000 bearing interest at the applicable federal rate, which was forgiven in connection with his appointment as CEO, (4) a one-time grant of options to purchase 446,644 shares of common stock subject to certain vesting conditions which were met upon Mr. Burke's selection as CEO, and (5) a pool of options established by the Compensation Committee for which Mr. Burke could earn up to 190,792 shares for fiscal 2016 if certain adjusted EBITDA and adjusted EBITDA less capital expenditures targets were met.
We must maintain a long term disability plan which provides benefits in an amount at least equal to 66 2/3% of Mr. Burke's annual base salary then in effect, up to a maximum of $9,000 per month. Further, Mr. Burke is entitled to: (1) on a tax grossed-up annual basis during each calendar year of his employment, a company automobile or allowance for an automobile, (2) participation in the incentive stock award program, (3) participation in the group medical, dental, health and pension or profit-sharing plans which we make available to senior level employees, (4) six weeks' vacation, (5) short-term disability benefits and (6) life insurance benefits in an amount equal to $1,000,000 for which we must pay the premiums and for which he may designate a beneficiary. Mr. Burke is also entitled to a seat on our Board of Directors.
Severance benefits are payable to Mr. Burke in connection with his termination without cause or his resignation for "good reason," which is defined as either (1) a breach of the Burke Agreement by the Company, (2) a relocation of Mr. Burke's principal place of business to a location that represents a material change (50 miles from principal place of business) in geographic location or (3) a material diminution in his authority, duties, responsibilities, reporting position or compensation. Mr. Burke's severance benefits are subject to the execution and non-revocation of a general release. Such severance payments are provided in an amount equal to two times his base salary and bonus received during the preceding fiscal year, paid out in 24 equal monthly installments, and a pro-rata portion of his bonus as earned through the termination date, and an additional $36,000 cash payment payable in 24 equal monthly installments. Mr. Burke is subject to non-competition, non-solicitation and non-interference with employees provisions for two years following termination of employment for any reason and to indefinite confidentiality provisions.
In the event that any payments or benefits due to Mr. Burke constitute parachute payments under Section 280G of the Internal Revenue Code (the "Code"), and will be subject to the excise tax imposed by Section 4999 of the Code, then the Company will pay Mr. Burke a gross-up payment so as to put him in the same after-tax position as if the Section 4999 excise tax was not imposed.
Employment Agreement of Steven Carn
We entered into an employment agreement with Mr. Carn (the "Carn Agreement"), effective as of November 20, 2012 for a three-year initial term which will be automatically extended for successive one-year periods thereafter unless one of the parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term. Pursuant to the Carn Agreement, Mr. Carn serves as our Chief Financial Officer.
The financial terms of the Carn Agreement, as modified for salary, include: (1) an annual base salary of $400,000, subject to increases not less than 100% of the CPI and (2) continued participation in our MIP, with a target annual cash bonus amount up to 100% of his salary. In addition, Mr. Carn is entitled to: (a) vacation of up to six weeks, (b) participation in the group medical, dental, health and pension or profit-sharing plans which we make available to senior level employees, (c) short-term disability benefits, (d) a long-term disability plan which provides benefits in an amount at least equal to 66 2/3% of Mr. Carn's annual base salary then in effect up to a maximum of $9,000 per month, (e) payment of premiums on a life insurance policy in an amount equal to the base salary plus 100% of annual bonus opportunity and (f) a company vehicle or an allowance for an automobile.
Further, in the event that Mr. Carn sells certain of his shares of common stock in connection with a change of control, we will pay Mr. Carn, on the 6-month anniversary of the date of the change in control, an amount equal to the excess, if any, of the floor price over the actual gross proceeds received from the sale (a "Price Protection Bonus"). The floor price is defined as $19.54 per share.
Severance benefits are payable in connection with a termination of employment without cause or resignation for "good reason," which has the same meaning as in the Burke Agreement. Mr. Carn's severance benefits are subject to the execution and non-revocation of a general release. Such benefits are provided on the same terms as provided for in the Burke Agreement, absent the additional $36,000 payment. Mr. Carn is subject to non-competition, non-solicitation and non-interference with employees provisions for two years following termination of employment for any reason and to indefinite confidentiality provisions.
Employment Agreement of John Spegal
We entered into an employment agreement with Mr. Spegal (the "Spegal Agreement"), effective as of May 1, 2014 for a three-year initial term which will be automatically extended for successive one-year periods thereafter unless one of the parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term. Pursuant to the Spegal Agreement, Mr. Spegal serves as our Chief Operating Officer.
The financial terms of the Spegal Agreement, as modified for salary, include: (1) an annual base salary of $400,000, subject to annual increases not less than 100% of the CPI; and (2) continued participation in our MIP, with a target annual cash bonus amount up to 100% of his salary. In addition, Mr. Spegal is entitled to: (a) vacation of up to six weeks, (b) participation in the group medical, dental, health and pension or profit-sharing plans which we make available to senior level employees, (c) short-term disability benefits, (d) a long-term disability plan which provides benefits in an amount at least equal to 40% of Mr. Spegal's annual base salary then in effect up to a maximum of $11,000 per month, (e) participation in our current equity compensation plan, as amended from time to time, (f) payment of premiums on a life insurance policy in an amount equal to two times the executive's base salary, (g) reimbursement of his relocation expenses in an amount equal to $175,000 and (h) a company automobile and cell phone allowance.
Severance benefits are provided under the Spegal Agreement if Mr. Spegal's employment terminates without cause or, following a change in control and absent cause, for "good reason," subject to the execution and non-revocation of a general release. The term "good reason" has the same meaning as under Mr. Burke's employment agreement, except the breach of agreement component is replaced with termination in connection with a change in control. Upon such termination, Mr. Spegal is entitled to severance payments in (i) an amount equal to two times his annual base salary then in effect, payable in 24 equal monthly installments; (ii) a pro-rata portion of his bonus as earned through the termination date; (iii) an amount equal to two times his bonus received during the fiscal year immediately preceding termination payable in 24 equal monthly installments; and (iv) $50,000 net of taxes, for relocation services. Mr. Spegal is subject to non-competition, non-solicitation and non-interference with employees provisions for two years following termination of employment for any reason and to indefinite confidentiality provisions.
Employment Agreement of Michael Slattery
We entered into an employment agreement with Mr. Slattery (the "Slattery Agreement"), effective as of May 29, 2015 for a three-year initial term which will be automatically extended for successive one-year periods thereafter unless one of the parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term. Pursuant to the Slattery Agreement, Mr. Slattery serves as our Executive Vice President, General Counsel and Secretary.
The financial terms of the Slattery Agreement, as modified for salary, include: (1) an annual base salary of $320,000, subject to annual increases and (2) continued participation in our MIP, with a target annual cash bonus amount up to 75% of his salary. In addition, Mr. Slattery is entitled to: (a) vacation of up to four weeks, (b) participation in the group medical, dental, health and pension or profit-sharing plans which we make available to senior level employees, (c) short-term disability benefits, (d) a long-term disability plan which provides benefits in an amount at least equal to 40% of Mr. Slattery's annual base salary then in effect up to a maximum of $11,000 per month, (e) participation in our current equity compensation plan, as amended from time to time, (f) payment of premiums on a life insurance policy in an amount equal to two times Mr. Slattery's base salary and (g) reimbursement of direct and reasonable business expenses.

Severance benefits are provided under the Slattery Agreement if Mr. Slattery's employment terminates without cause or following a change in control for "good reason," subject to the execution and non-revocation of a general release. "Good Reason" means that (i) grounds for termination for cause do not exist, and (ii) either (1) Mr. Slattery's principal place of business is relocated by more than 50 miles without his consent, (2) there is a diminution in Mr. Slattery's title, authority, duties, responsibilities, reporting position or compensation without his consent or (3) Mr. Slattery is terminated by the Company in connection with a change in control. Upon such termination, Mr. Slattery is entitled to severance payments in (i) an amount equal to two times his annual base salary then in effect, payable in 24 equal monthly installments; (ii) a pro-rata portion of his bonus as earned through the termination date; and (iii) an amount equal to two times the greater of (1) his bonus received during the fiscal year immediately preceding the year of termination and (2) the average of the bonuses paid to Mr. Slattery in the two years immediately preceding the year of termination, payable in 24 equal monthly installments. Mr. Slattery is subject to a non-competition covenant for two years following termination of employment for any reason, a non-solicitation and non-interference with employees covenant for two years following termination of employment for any reason and indefinite confidentiality provisions.
Employment Agreement of William Westrate
We entered into an employment agreement with Mr. Westrate (the "Westrate Agreement"), effective as of May 1, 2015 for a three-year initial term which will be automatically extended for successive one-year periods thereafter unless one of the parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term. Pursuant to the Westrate Agreement, Mr. Westrate serves as our Chief Administrative Officer.
The financial terms of the Westrate Agreement, as modified for salary, include: (1) an annual base salary of $300,000, subject to annual increases and (2) continued participation in our MIP, with a target annual cash bonus amount up to 75% of his salary. In addition, Mr. Westrate is entitled to: (a) vacation of up to four weeks, (b) participation in the group medical, dental, health and pension or profit-sharing plans which we make available to senior level employees, (c) short-term disability benefits, (d) a long-term disability plan which provides benefits in an amount at least equal to 40% of Mr. Westrate's annual base salary then in effect up to a maximum of $11,000 per month, (e) participation in our current equity compensation plan, as amended from time to time, (f) payment of premiums on a life insurance policy in an amount equal to two times Mr. Westrate's base salary and (g) reimbursement of direct and reasonable business expenses.
Severance benefits are provided under the Westrate Agreement if Mr. Westrate's employment terminates without cause or following a change in control for "good reason," subject to the execution and non-revocation of a general release. "Good Reason" means that (i) grounds for termination for cause do not exist, and (ii) either (1) Mr. Westrate's principal place of business is relocated by more than 50 miles without his consent, (2) there is a diminution in Mr. Westrate's title, authority, duties, responsibilities, reporting position or compensation without his consent or (3) Mr. Westrate is terminated in connection with a change in control. Upon such termination, Mr. Westrate is entitled to severance payments in (i) an amount equal to two times his annual base salary then in effect, payable in 24 equal monthly installments; (ii) a pro-rata portion of his bonus as earned through the termination date; and (iii) an amount equal to two times the bonus received during the fiscal year immediately preceding the year of termination, payable in 24 equal monthly installments. Mr. Westrate is subject to a non-competition covenant for two years following termination of employment for any reason, a non-solicitation and non-interference with employees covenant for two years following termination of employment for any reason and indefinite confidentiality provisions.

Outstanding Equity Awards at December 31, 2016
The following table sets forth information concerning outstanding stock awards held by each of our NEOs as of December 31, 2016:

			Option Awards					Stock Awards
Name	Award Type	Grant Date	Exercisable	Unexercisable		Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have not Vested
Richard Burke	Stock Options	10/5/2016	—	169,205	(3)	$18.00	10/12/2026	—	—	—	—
	RSUs	10/5/2016	—	—		—	—	111,111	$2,468,886	—	—
	Stock Options	6/24/2016	—	45,980	(4)	$24.28	6/24/2026	—	—	—	—
	Restricted Stock Awards	6/24/2016	—	—		—	—	14,404	$320,057	—	—
	PSUs	6/24/2016	—	—		—	—	6,792	$150,918	4,804	106,745
	Stock Options	4/25/2013	782	196	(1)	$17.70	4/25/2023	—	—	—	—
	Stock Options	11/20/2012	446,644	—	(2)	$17.70	11/20/2022	—	—	—	—
Steven Carn	Stock Options	10/5/2016	—	84,604	(3)	$18.00	10/12/2026	—	—	—	—
	RSUs	10/5/2016	—	—		—	—	55,556	$1,234,454	—	—
	Stock Options	6/24/2016	—	13,927	(4)	$24.28	6/24/2026	—	—	—	—
	Restricted Stock Awards	6/24/2016	—	—		—	—	4,388	$97,501	—	—
	PSUs	6/24/2016	—	—		—	—	2,057	$45,707	1,455	32,330
	Stock Options	4/25/2013	1,288	322	(1)	$17.70	4/25/2023	—	—	—	—
	Stock Options	4/26/2012	61,096	—	(1)	$13.00	4/26/2022	—	—	—	—
John Spegal	Stock Options	10/5/2016	—	152,285	(3)	$18.00	10/12/2026	—	—	—	—
	RSUs	10/5/2016	—	—		—	—	50,000	$1,111,000	—	—
	Stock Options	6/24/2016	—	15,644	(4)	$24.28	6/24/2026	—	—	—	—
	Restricted Stock Awards	6/24/2016	—	—		—	—	4,912	$109,145	—	—
	PSUs	6/24/2016	—	—		—	—	2,314	$51,417	1,636	36,352
	Stock Options	3/4/2015	3,628	5,441	(1)	$18.80	3/4/2025	—	—	—	—
	Stock Options	5/14/2014	1,822	1,214	(1)	$19.10	5/14/2024	—	—	—	—
	Stock Options	5/14/2014	14,795	9,864	(1)	$19.10	5/14/2024	—	—	—	—
	Stock Options	4/25/2013	9,882	2,471	(1)	$17.70	4/25/2023	—	—	—	—
Michael Slattery	Stock Options	10/5/2016	—	126,904	(3)	$18.00	10/12/2026	—	—	—	—
	RSUs	10/5/2016	—	—		—	—	41,667	$925,841	—	—
	Stock Options	6/24/2016	—	12,163	(4)	$24.28	6/24/2026	—	—	—	—
	Restricted Stock Awards	6/24/2016	—	—		—	—	3,815	$84,769	—	—
	PSUs	6/24/2016	—	—		—	—	1,795	$39,885	1,269	28,197
	Stock Options	3/4/2015	2,074	3,110	(1)	$18.80	3/4/2025	—	—	—	—
	Stock Options	3/4/2015	14,805	22,208	(1)	$18.80	3/4/2025	—	—	—	—
William Westrate	Stock Options	10/5/2016	—	126,904	(3)	$18.00	10/12/2026	—	—	—	—
	RSUs	10/5/2016	—	—		—	—	41,667	$925,841	—	—
	Stock Options	6/24/2016	—	9,205	(4)	$24.28	6/24/2026	—	—	—	—
	Restricted Stock Awards	6/24/2016	—	—		—	—	2,909	$64,638	—	—
	PSUs	6/24/2016	—	—		—	—	1,363	$30,286	964	21,420
	Stock Options	3/4/2015	3,627	5,441	(1)	$18.80	3/4/2025	—	—	—	—
	Stock Options	3/4/2015	7,402	11,104	(1)	$18.80	3/4/2025	—	—	—	—
	Stock Options	5/14/2014	11,104	7,402	(1)	$19.10	5/14/2024	—	—	—	—

(1)	Time-vested options vest 20% on date of grant and 20% ratably thereafter on each annual anniversary of the date of grant.

(2)	Options vested 100% with Mr. Burke's selection as CEO.

(3)	Represents stock options granted in connection with our IPO that vest 100% three years from the date of grant.

(4)	Time-vested options vest 33% ratably on each annual anniversary of the date of grant.

(5)	The values of the restricted stock awards, RSUs and PSUs are based on $22.22 per share, which was the closing price of our common stock on December 30, 2016, the last trading day of our fiscal year.

Option Exercises and Stock Vested in Fiscal 2016
No options were exercised by our NEOs in fiscal 2016 and no stock owned by our NEOs vested in fiscal 2016.
Potential Payments Upon Termination or Change in Control
The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 31, 2016. The value per share of our stock as of the fiscal year-end used in calculating the value of outstanding stock was $22.22. See "—Summary of NEO Employment Agreements" above. Our incentive plans also provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination. Refer to the chart and footnotes included below for a full description of such benefits.

Name	Item of Compensation	Termination Upon Death/Disability	Termination Upon Retirement	Involuntary Termination Not for Cause or Reason	Termination for Cause	Voluntary Resignation (2)	Termination Upon Change in Control (3)
Richard Burke	Bonus	$609,006	—	$609,006	—	$609,006	$609,006
	Additional Severance (1)	$36,000	—	$36,000	—	$36,000	$36,000
	Unvested Stock Awards (4)	$4,143,124	—	—	—	—	$4,143,124
	Multiple of Salary and Bonus	$2,418,013	—	$2,418,013	—	$2,418,013	$2,418,013
	Total Payments	$7,206,143	—	$3,063,019	—	$3,063,019	$7,206,143
Steven Cam	Bonus	$338,337	—	$338,337	—	$338,337	$338,337
	Unvested Stock Awards (4)	$1,882,917	—	$—	—	—	$1,882,917
	Multiple of Salary and Bonus	$1,476,674	—	$1,476,674	—	$1,476,674	$1,476,674
	Total Payments	$3,697,928	—	$1,815,011	—	$1,815,011	$3,697,928
John Spegal	Bonus	$338,337	—	$338,337	—	$338,337	$338,337
	Unvested Stock Awards (4)	2,209,398	—	—	—	—	$2,209,398
	Multiple of Salary and Bonus	$738,337	—	$1,476,674	—	$1,476,674	$1,476,674
	Total Payments	$3,286,072	—	$1,815,011	—	$1,815,011	$4,024,409
Michael Slattery	Bonus	$203,002	—	$203,002	—	$203,002	$203,002
	Unvested Stock Awards (4)	1,849,572	—	—	—	—	$1,849,572
	Multiple of Salary and Bonus	$523,002	—	$1,046,004	—	$1,046,004	$1,046,004
	Total Payments	$2,575,576	—	$1,249,006	—	$1,249,006	$3,098,578
William Westrate	Bonus	$190,314	—	$190,314		$190,314	$190,314
	Unvested Stock Awards (4)	1,773,096	—	—	—	—	$1,773,096
	Multiple of Salary and Bonus	$490,314	—	$980,629	—	$980,629	$980,629
	Total Payments	$2,453,724	—	$1,170,943	—	$1,170,943	$2,944,039
______________________________

(1)	Paid in 24 equal monthly installments.

(2)
Voluntary resignation payments are based upon resignation for "good reason." Details of the definition of "good reason" applicable to each of our NEOs are provided above under "Compensation Discussion & Analysis—NEO Employment Agreements—Employment Agreement of Richard Burke."

(3)
Under the terms of Mr. Burke’s employment agreement, we would be obligated to reimburse Mr. Burke for any excise tax (including a gross-up payment) imposed under Section 4999 of the Code on any payments or benefits due to him under the agreement. As of December 31, 2016, any termination or resignation as a result of a change in control would not have resulted in any payments upon which an excise tax would have been imposed.

(4)	Awards would also vest upon a change in control if the successor Company does not assume or provide a substitute for the awards.

All NEOs are subject to non-competition covenants for two years following termination of employment, non-solicitation and non-interference with employees provisions for two years following termination of employment for any reason and indefinite confidentiality provisions.
Related Party Transactions
Compensation Arrangements of Charles Appleby
Mr. Appleby retired from his position as our Chief Executive Officer effective July 1, 2014, but continued to serve on our Board of Directors until January 29, 2016. Pursuant to an agreement with Mr. Appleby, the Company repurchased outstanding stock owned by Mr. Appleby as of November 20, 2012 in three installments on each of January 15, 2015, January 15, 2016 and January 15, 2017. In addition to his stock redemption, Mr. Appleby receives post-retirement medical benefits for himself and his spouse. Total payments made to Mr. Appleby were approximately $6.0 million and $6.2 million during fiscal 2016 and fiscal 2017, respectively.
Equity Compensation Plan Information
The following table presents information as of December 31, 2016 regarding equity compensation plans applicable to our employees. The only applicable equity compensation plans as of December 31, 2016 were the 2012 Plan and the 2016 Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options and rights		Weighted-average exercise price of outstanding options and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (3)	3,667,010	(1)	$18.58	(2)	4,006,441

Total	3,667,010	(1)	$18.58	(2)	4,006,441

(1)
Includes: options outstanding for 3,276,239 shares of common stock, 35,940 shares underlying unvested restricted stock awards, 300,001 shares underlying unvested RSUs and 54,830 shares of Common Stock that would be issued under outstanding PSUs if the target performance level is achieved.

(2)	Excludes restricted stock awards, RSUs and PSUs because those awards do not have exercise prices associated with them.

(3)	Approved by stockholders prior to our IPO.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

Adjusted EBITDA and adjusted EBITDA margin are not defined terms under U.S. generally accepted accounting principles (“non-GAAP measures”). Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.
We define EBITDA as net income (loss) from continuing operations adjusted for interest, taxes, depreciation and amortization and accretion. We define adjusted EBITDA as EBITDA adjusted to exclude non-cash and non-recurring items as well as other adjustments permitted in calculating covenant compliance under the agreements governing our outstanding debt securities and credit facilities. We believe adjusted EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it eliminates the effect of financing, income taxes and the accounting effects of capital spending, as well as certain items that are not indicative of our performance on an ongoing basis. Management uses adjusted EBITDA to measure the performance of our core operations at the consolidated, segment and business unit levels and as a metric for a significant portion of our management incentive plans.
In fiscal 2014, we made a strategic decision to enter into fuel derivatives as economic hedges of a rise in the price of diesel fuel for fiscal 2015 and fiscal 2016. We have not entered into fuel derivatives since fiscal 2014 when the economic hedges for fiscal 2015 and fiscal 2016 were put in place and have no present intention to enter into fuel derivatives in 2017. We therefore believe that excluding realized losses from fuel derivatives provides useful additional information for investors to evaluate comparability among periods and is consistent with how management evaluates performance. In fiscal 2016, we entered into interest rate caps as economic hedges of a rise in interest rates for fiscal 2017, fiscal 2018 and the nine months ended September 30, 2019. We believe that excluding realized and unrealized gains and losses from interest rate derivatives from our adjusted EBITDA provides useful additional information in evaluating ongoing financial performance of the business as these derivatives represent a risk management tool to reduce our exposure to rising interest rates and are viewed by management as a financing cost similar to interest expense.

ADJUSTED EBITDA

The following table calculates adjusted earnings before interest, taxes, depreciation, amortization and accretion adjusted for certain other costs (in millions of dollars except percentages):

	Year Ended December 31,
	2016	2015
Net loss	$(30.4)	$(33.6)
Income tax benefit	(25.7)	(19.4)
Interest expense	130.2	138.0
Depreciation and amortization	246.9	259.1
Loss on debt extinguishments and modifications	64.7	—
Accretion on landfill retirement obligations	13.0	13.1
Accretion on loss contracts and other long-term liabilities	0.4	0.8
EBITDA from continuing operations	399.1	358.0
EBITDA adjustments:
Acquisition and development costs	0.7	1.4
Stock based compensation	5.5	3.1
Earnings in equity investee, net	(0.3)	0.3
Restructuring charges	0.8	—
Loss on disposal of assets and asset impairments	1.8	21.6
Unrealized gain on derivatives	(18.5)	(11.1)
Gain on redemption of security	—	(2.5)
Capital market costs	7.1	2.8
Realized loss on fuel derivatives	14.9	26.4
Adjusted EBITDA	$411.1	$400.0

Revenue	$1,404.6	$1,396.4
Adjusted EBITDA margin	29.3%	28.6%

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

(ITEM 2 ON THE PROXY CARD)
Our Board of Directors, upon the recommendation of the Audit Committee, has ratified the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2017, subject to ratification by our stockholders.
Representatives of Ernst & Young LLP will be at the annual meeting. They will be able to make a statement if they want, and will be available to answer any appropriate questions stockholders may have.
Although ratification of the selection of Ernst & Young is not required by our By-laws or otherwise, we are submitting the selection to stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good governance. If our stockholders do not ratify our selection, it will be considered a directive to our Board and Audit Committee to consider selecting another firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change is in our best interests and the best interests of our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.
Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2016	2015
	(In millions)
Audit Fees	$1.6	$1.6
Audit-Related Fees	0.2	0.2
Tax Fees	—	0.1
All Other Fees	—	—
Total	$1.8	$1.9
Audit fees includes fees for the annual audit, reviews of Quarterly Reports on Form 10-Q, work performed to support our equity offerings and work performed to support our debt issuances. Audit-related fees principally include financial due diligence services relating to certain potential acquisitions. Tax services principally include tax advisory services regarding our legal entity structure.
The Audit Committee has adopted procedures for the approval of Ernst & Young’s services and related fees. At the beginning of each year, all audit and audit-related services, tax fees and other fees for the upcoming audit are provided to the Audit Committee for approval. The Audit Committee approves additional services, not previously approved, as necessary between Committee meetings. The Audit Committee is updated on the status of all services and related fees at every regular meeting. In fiscal 2016 and fiscal 2015, the Audit Committee pre-approved all services performed by Ernst & Young.
As set forth in the Audit Committee Report, the Audit Committee has considered whether the provision of audit-related services is compatible with maintaining auditor independence and has determined that it is.
Vote Required for Approval
Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(ITEM 3 ON THE PROXY CARD)
Pursuant to Section 14A of the Exchange Act, stockholders are entitled to an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”).
We encourage stockholders to review the Compensation Discussion and Analysis of this Proxy Statement. We have designed our executive compensation program to be supportive of, and align with, our strategy and the creation of stockholder value, while discouraging excessive risk-taking. The following key structural elements and policies, discussed in more detail in the Compensation Discussion and Analysis, further the objective of our executive compensation program and evidence our dedication to competitive and reasonable compensation practices that are in the best interests of stockholders:

•
a substantial portion of executive compensation is linked to our performance, through annual cash incentive performance criteria and long-term equity-based incentive awards. As a result, our executive compensation program provides for a significant difference in total compensation in periods of above-target performance as compared to periods of below-target performance. In fiscal 2016, our performance-based annual cash incentive and long-term equity-based incentive awards comprised approximately 89% of total target compensation for our Chief Executive Officer and approximately 86% of total target compensation for our other named executives;

•
at target, approximately 76% of total compensation of our named executives (and approximately 78% in the case of our Chief Executive Officer) results from long-term equity awards, which aligns executives’ interests with those of stockholders;

•
performance-based awards include threshold, target and maximum payouts correlating to a range of performance goals and are based on a variety of indicators of performance, which limits risk-taking behavior; and

•
PSUs and restricted stock awards with a three-year performance period, as well as stock options that vest over a three-year period, link executives’ interests with long-term performance and reduce incentives to maximize performance in any one year.

As a matter of good corporate governance, the Board is asking stockholders to approve the following advisory resolution:
RESOLVED, that the compensation of our named executive officers as described in this Proxy Statement under “Executive Compensation,” including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement, is hereby APPROVED.

Vote Required for Approval
Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote. Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully consider the outcome of the vote in connection with future executive compensation arrangements.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION.

ADVISORY VOTE ON FREQUENCY OF

FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

(Item 4 on the Proxy Card)

We are providing stockholders with an advisory (non-binding) vote on whether future “say on pay” advisory votes, similar to the prior proposal, should occur every year, every two years or every three years.

The Board has determined that an advisory vote on named executive officer compensation that occurs annually is the most appropriate interval. Conducting an advisory vote on named executive officer compensation every year will enhance stockholder communication and provide the Company with regular feedback on its executive compensation practices and philosophy. Accordingly, our Board recommends you vote for a one-year interval for the advisory vote on named executive officer compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. However, the Compensation Committee will carefully consider the outcome of the vote when deciding how often to conduct future stockholder advisory votes on named executive officer compensation.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF EVERY YEAR FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

OTHER MATTERS

We do not intend to bring any other matters before the annual meeting, nor do we have any present knowledge that any other matters will be presented by others for action at the meeting. If any other matters are properly presented, your proxy card authorizes the people named as proxy holders to vote using their judgment.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION
To vote and/or attend the meeting, go to the "Register for Meeting" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E27104-P91147 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ADVANCED DISPOSAL SERVICES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:
01) Jared Parker
02) Matthew Rinklin

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2017.	☐	☐	☐
3. Approval, on an advisory basis, of our named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To recommend, by non-binding vote, the frequency of named executive officer compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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E27105-P91147

ADVANCED DISPOSAL SERVICES, INC.
Annual Meeting of Shareholders
May 24, 2017 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) of Advanced Disposal Services, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated April 5, 2017, and hereby appoint(s) Richard Burke and Michael K. Slattery, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Advanced Disposal Services, Inc., to be held May 24, 2017, at 10:00 A.M., Eastern Time, at Ponte Vedra Inn and Club, 200 Ponte Vedra Blvd, Ponte Vedra Beach, FL 32082, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ______________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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